Exhibit 10.3

EXECUTION VERSION

SENIOR SECURED TERM LOAN AGREEMENT

dated as of April 3, 2019,

among

HEXION LLC,

HEXION INC.,

HEXION INTERNATIONAL HOLDINGS B.V.,

as Borrower,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

CREDIT SUISSE LOAN FUNDING and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Form of Borrowing Request
Exhibit D	Form of DIP Budget
Exhibit E	Form of Interim Order

Schedule 1.01(e)	Subsidiary Loan Parties
Schedule 1.01(f)	Unrestricted Subsidiaries
Schedule 1.01(i)	Debtors
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.07(c)	Intellectual Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.09	Litigation
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.18	Real Property
Schedule 3.21	Insurance
Schedule 5.10	Post-Closing Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.02(a)	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.07	Existing Transactions with Affiliates
Schedule 9.01	Notice Information

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SENIOR SECURED TERM LOAN AGREEMENT dated as of April 3, 2019 (this “Agreement”), among HEXION LLC, a Delaware limited liability company (“Holdings”), HEXION INC., a New Jersey corporation (“Hexion”), HEXION INTERNATIONAL HOLDINGS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Borrower”), the LENDERS party hereto from time to time and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Lenders.

WHEREAS, on April 1, 2019 (the “Petition Date”), each of the Debtors (as defined below) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for relief, and commenced jointly administered cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code (11 U.S.C. §§ 101 et seq.; the “Bankruptcy Code”) and have continued in the possession of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, in connection with the Chapter 11 Cases, the Borrower has requested that the Lenders provide it with a senior secured term loan facility in an aggregate principal amount of $350.0 million; and

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“1-1/2 Lien Notes” shall mean the $225 million aggregate original principal amount of Hexion’s 13.75% Senior Secured Notes due 2022.

“1-1/2 Lien Notes Documents” shall mean the indentures under which the 1-1/2 Lien Notes are issued and all other instruments, agreements and other documents evidencing or governing the 1-1/2 Lien Notes or providing for any security, guarantee or other right in respect thereof.

“ABL Agent” shall mean JPMCB, as administrative agent under the ABL Credit Agreement.

“ABL Closing Date” shall mean March 28, 2013.

“ABL Credit Agreement” shall mean that certain Amended and Restated Senior Secured Debtor-in-Possession Asset-Based Revolving Credit Agreement, dated as of the date hereof, among Holdings, Hexion, the other borrowers party thereto, the lenders party thereto and the ABL Agent, as amended, restated, supplemented or otherwise modified from time to time.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of March 28, 2013, among, inter alios, the ABL Agent, Wilmington Trust, National Association, Hexion and certain of the Loan Parties party thereto, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“ABL Obligations” shall mean “Obligations” under and as defined in the ABL Credit Agreement.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the U.S. Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.0% and (c) the Adjusted LIBO Rate for a one-month Interest Period for a deposit in U.S. Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the U.S. Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the U.S. Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Accepting Lender” shall have the meaning assigned to such term in Section 2.11(c).

“Account” shall mean, with respect to a person, any of such person’s now owned and hereafter acquired or arising accounts receivable, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Adequate Protection Parties” shall mean the Prepetition Agents and the Prepetition Secured Parties.

“Adequate Protection Payments” shall have the meaning assigned to such term in Section 5.08.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.0%) equal to the greater of (a)(i) the LIBO Rate in effect for such Interest Period divided by (ii) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any, and (b) 0.00%.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or, as applicable, such Affiliates thereof (including, but not limited to, J.P. Morgan Europe Limited and/or J.P. Morgan AG) as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity. References to the “Administrative Agent” shall also include any Affiliate of JPMorgan Chase Bank, N.A. or any other person designated by JPMorgan Chase Bank, N.A., or acting in any similar capacity under any Security Document under the laws of any jurisdiction, including, if applicable J.P. Morgan Europe Limited and/or J.P. Morgan AG.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent” shall mean either the Administrative Agent and/or the Collateral Agent, as the context may require.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“All-in Yield” shall mean, as to any Loans (or other term loans that rank pari passu in right of security with the Term Loans, if applicable), the yield thereon payable to all Lenders (or other lenders, as applicable) providing such Loans (or other term loans that rank pari passu in right of security with the Term Loans, if applicable) in the primary syndication thereof, as reasonably determined by the Administrative Agent, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans (or other term loans that rank pari passu in right of security with the Term Loans, if applicable)); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees paid to the arrangers for such loans and customary consent fees for an amendment paid generally to consenting lenders.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Hexion or its Affiliates from time to time concerning or relating to bribery or corruption, including the FCPA.

“Anti-Terrorism Laws” shall mean any applicable law relating to terrorism or anti-money laundering laws and any regulation, or order promulgated, issued or enforced pursuant to such laws by an applicable Governmental Authority, all as amended, supplemented or replaced from time to time.

“Applicable Margin” shall mean for any day, 3.00% per annum in the case of any Eurocurrency Loan and 2.00% per annum in the case of any ABR Loan.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Approved Plan of Reorganization” shall mean a chapter 11 plan of reorganization for the Chapter 11 Cases that provides for the indefeasible repayment in full and in cash of all outstanding Obligations on the effective date thereof and which includes the Agents, the Joint Lead Arrangers and the Lenders as “released parties” thereunder.

“ARPA” shall mean the Account Receivables Purchase Agreement, among Hexion Holding B.V. (f/k/a Momentive Specialty Chemicals Holding B.V.), Hexion GmbH (f/k/a Momentive Specialty Chemicals GmbH), Momentive Specialty Chemicals S.r.l., Momentive Specialty Chemicals Italia S.p.A., Momentive Specialty Chemicals, a.s. and Hexion B.V. (f/k/a Momentive Specialty Chemicals B.V.), entered into as of the ABL Closing Date, as amended, restated, supplemented or otherwise modified from time to time, in each case the terms of which shall be reasonably satisfactory to the Administrative Agent.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage, immovable hypothec or lease of Real Property) to any person of any asset or assets of Hexion or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning assigned to such term in the recitals of this Agreement.

“Bankruptcy Court” shall have the meaning assigned to such term in the recitals of this Agreement.

“Basel III” shall mean:

(a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III”: A global regulatory framework for more resilient banks and banking systems”, “Basel III”: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America or any successor thereto.

“Board of Directors” shall mean, as to any person, the board of directors or managers, as applicable, of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person) or any duly authorized committee thereof.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a group of Loans of a single Type and Class and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of Eurocurrency Loans, $1,000,000 and (b) in the case of ABR Loans, $500,000.

“Borrowing Multiple” shall mean (a) in the case of Eurocurrency Loans, $500,000 and (b) in the case of ABR Loans, $100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Amsterdam and/or New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that any obligations that would not be accounted for as Capital Lease Obligations under GAAP as of the ABL Closing Date shall not be included in Capital Lease Obligations after the ABL Closing Date due to any changes in GAAP or interpretations thereunder or otherwise.

“Carve-Out” shall mean (a) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States trustee pursuant to 28 U.S.C. § 1930(a), (b) all reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in an aggregate amount not exceeding $100,000 and (c) any and all allowed and unpaid claims of any professional whose retention is approved by the Bankruptcy Court during the Chapter 11 Cases for unpaid fees and expenses incurred, subject to the terms of the DIP Orders, (i) prior to the occurrence of a Carve-Out Event and (ii) at any time after the occurrence of a Carve-Out Event in an aggregate amount not exceeding $10,000,000 (the amount specified in this clause (ii), the “Carve-Out Amount”); provided that (x) so long as no Carve-Out Event has occurred and is continuing, the allowed professional fees and disbursements incurred by professional persons retained by order of the Bankruptcy Court may be paid without reducing the dollar limitation under clause (c) above to the extent reasonable and documented and subject to the entry of a customary order of the Bankruptcy Court, allowing for the interim payment of such amounts, and subject further to the Bankruptcy Court’s final approval of such professional fees and disbursements, and (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (i) and (ii) above. For the avoidance of doubt and notwithstanding anything to the contrary in the Loan Documents or elsewhere, the Carve-Out shall be senior to all Liens securing the obligations under the Loan Documents and the ABL Credit Agreement and related loan documents as well as any adequate protection Liens and claims granted by the DIP Orders.

“Carve-Out Amount” shall have the meaning specified in the definition of “Carve-Out”.

“Carve-Out Event” shall mean the occurrence and continuation of an Event of Default, (x) notice of which shall have been given by the Administrative Agent or the ABL Agent to the Debtors or (y) in respect of which the Borrower or a borrower under the ABL Credit Agreement shall have knowledge and fails to provide notice to the Administrative Agent or the ABL Agent within five Business Days of obtaining such knowledge.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” shall be deemed to occur if:

(a) at any time, (i) a majority of the seats (other than vacant seats) on the Board of Directors of Hexion shall at any time be occupied by persons who were neither (A) nominated by the Board of Directors of Hexion or a Permitted Holder, (B) appointed by directors so nominated nor (C) appointed by a Permitted Holder, (ii) a “change in control” (or similar event) shall occur under the ABL Credit Agreement or any other Material Indebtedness or (iii) the Borrower shall cease to be, directly or indirectly, a Subsidiary of Hexion; or

(b) any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act, as in effect on the DIP Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Hexion.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the DIP Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the DIP Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the DIP Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any equivalent European regulation, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, but a Lender shall only request payments from the Borrower under Section 2.15 herein as a result thereof to the extent such Lender makes the same request under comparable credit agreements with other borrowers similarly situated to the Borrower.

“Chapter 11 Cases” shall have the meaning assigned to such term in the recitals of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Initial Term Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of an Initial Term Loan Commitment.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and, with respect to the Intercompany Loan Pledge Agreement, the “Intercompany DIP Loan Agreement Receivables” (as defined therein), and shall also include all other property that is subject to any Lien in favor of the Collateral Agent or any subagent for the benefit of the Lenders pursuant to any Security Document or the DIP Orders.

“Collateral Agent” shall mean the party acting as collateral agent (or equivalent capacity) for the Secured Parties under the Security Documents. On the DIP Closing Date, the Collateral Agent is the same person as the Administrative Agent. Unless the context otherwise requires, the term “Administrative Agent” as used herein shall include the Collateral Agent, notwithstanding various specific references to the Collateral Agent herein.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that (in each case subject to Section 5.10(f)):

(a) on or prior to the DIP Closing Date, the Administrative Agent shall have received from each Loan Party, a counterpart of the Guarantee Agreement, duly executed and delivered on behalf of such person,

(b) on or substantially concurrently with the DIP Closing Date, the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent of the execution of the Dutch Share Pledge Agreement as a notarial deed on the basis of powers of attorney granted to a Dutch civil-law notary by each of the Collateral Agent, the Borrower, as pledgor, and Hexion Holding B.V., as the company;

(c) on or prior to the DIP Closing Date, the Administrative Agent shall have received from the Borrower, a true copy of the Intercompany Loan Pledge Agreement, duly executed on behalf of the Borrower;

(d) on the date of each DIP Order, the Liens described in Section 5.12(a) shall have been granted pursuant to the DIP Order then in effect;

(e) in the case of any person that becomes a Wholly Owned Subsidiary which is also a Domestic Subsidiary (other than any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary) after the DIP Closing Date, such Domestic Subsidiary shall be a Debtor and the Administrative Agent shall have received a supplement to the Guarantee Agreement, in in the form specified therein, duly executed and delivered on behalf of such Domestic Subsidiary;

(f) except as otherwise contemplated by any Security Document, all documents and instruments, including UCC financing statements and other similar statements or forms used in other relevant jurisdictions, required by law (after giving effect to the Bankruptcy Code and entry of the DIP Orders) or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) or the DIP Orders and perfect such Liens to the extent required by, and with the priority required by, the Security Documents or the DIP Orders, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording on the DIP Closing Date or, with respect to Collateral acquired after the DIP Closing Date, concurrently with, or promptly following, the execution and delivery of each such Security Document or entry of the applicable DIP Order;

(g) the Administrative Agent shall have received evidence of the insurance required by the terms hereof;

(h) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(i) after the DIP Closing Date, the Administrative Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Administrative Agent, (A) evidence of compliance with any other requirements of Section 5.10 and (B) such other documents and instruments as the Administrative Agent may reasonably determine to be necessary or advisable in connection with creating, maintaining, and evidencing the security interests contemplated by this Agreement, and the other Loan Documents and the DIP Orders, including with respect to Real Property.

“Commitments” shall mean, with respect to each Lender, such Lender’s Term Loan Commitments.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of Hexion and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(a) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (including all fees and expenses relating thereto) including any (i) severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to new product lines, plant shutdown costs or acquisition integration costs, (ii) fees, expenses or charges related to any offering of Equity Interests of Hexion or any of its Parent Entities, any Investment, acquisition or incurrence, refinancing, amendment or modification of Indebtedness permitted to be incurred or so refinanced, amended or modified, as the case may be, hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions and (iii) all fees and expenses in connection with the Chapter 11 Cases, in each case, shall be excluded,

(b) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) from abandoned, closed or discontinued operations and any net after-tax gain or loss (less all fees and expenses or charges relating thereto) on disposal of abandoned, closed or discontinued operations shall be excluded,

(c) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) or any subsequent charges or expenses incurred during such period attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of Hexion) shall be excluded,

(d) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

(e) (i) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (i),

(f) any non-cash impairment charges or non-cash charges resulting from the amortization of intangibles, in each case arising pursuant to the application of GAAP, shall be excluded,

(g) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(h) any increase in amortization or depreciation or any non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) or other increase or reduction in Consolidated Net Income, in each case resulting from purchase accounting shall be excluded,

(i) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded,

(j) any non-cash expense realized or resulting from any deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded,

(k) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and

(2) amounts estimated in good faith to be received from insurance (determined after consultation with the Administrative Agent) in respect of lost revenues or earnings relating to liability or casualty events or business interruption shall be included (with a deduction (x) for amounts actually received up to such estimated amount to the extent included in Net Income in a future period and (y) for amounts so added back to the extent not so received within 365 days),

(l) the Net Income of any person and its subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary except to the extent of dividends declared or paid by such person or its subsidiaries in respect of such period on the shares of capital stock of such subsidiary held by such third parties,

(m) any (i) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (ii) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the DIP Closing Date of officers, directors and employees, in each case of Hexion or any of the Subsidiaries, shall be excluded,

(n) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded,

(o) non-cash charges for deferred tax asset valuation allowances shall be excluded, and

(p) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of Financial Accounting Standard 52 shall be excluded.

“Consolidated Taxes” shall mean, with respect to any person for any period, provision for Taxes based on income, profits or capital of such person and its subsidiaries for such period, including state, franchise and similar taxes, and, without duplication, any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Assets” shall mean, as of any date, the total assets of Hexion and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of Hexion as of such date and calculated on a Pro Forma Basis for any asset acquisition or disposition by Hexion or a Subsidiary.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” shall have meanings correlative thereto.

“Corresponding Obligations” means the Obligations other than, for the avoidance of doubt, each Parallel Debt.

“Credit Event” shall have the meaning assigned to such term in Section 4.01(a).

“Credit Facilities” shall mean the Term Facilities hereunder and the DIP ABL Facility.

“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Debenture Indenture” shall mean the Indenture of Hexion, dated as of December 15, 1987, governing the Debentures due 2021 and 2023, as amended, modified or supplemented from time to time.

“Debentures” shall mean the 9.200% Debentures of Hexion due 2021 and the 7.875% Debentures of Hexion due 2023.

“Debtor Relief Laws” shall mean the Bankruptcy Code, the United Kingdom’s Insolvency Act 1986, the Council of the European Union Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Dutch Bankruptcy Act (faillissementswet), the Winding-Up and Restructuring Act (Canada), the German insolvency code (Insolvenzordnung) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect, in each case as amended, including any corporate law of any jurisdiction which may be used by a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto (but, in each case, shall exclude any part of such laws, rules or regulations which relate solely to any solvent reorganization or solvent restructuring process).

“Debtors” shall mean collectively each of the entities listed on Schedule 1.01(i), which shall include, among others, all Domestic Loan Parties.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by Hexion) of non-cash consideration received by Hexion or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Hexion, setting forth the basis of such valuation, less the amount of Unrestricted Cash received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“DIP ABL Facility” shall mean the debtor-in-possession asset-based revolving credit facility provided by the ABL Credit Agreement.

“DIP Budget” shall mean a statement of Hexion’s operating cash flow on a weekly basis for the period of thirteen weeks commencing with the calendar week during which the DIP Closing Date occurs containing line items of sufficient detail and in substantially the form attached as Exhibit D to this Agreement. As used herein, “DIP Budget” shall initially refer to the budget attached as Exhibit D to this Agreement and, thereafter, the most recent DIP Budget delivered by Hexion in accordance with Section 5.04(h)(ii).

“DIP Budget Variance Report” shall mean a report certified by a Responsible Officer of Hexion, delivered in accordance with Section 5.04(j)(i), showing (a) the actual disbursements on a line item basis for each period since the DIP Closing Date as of the end of the week immediately preceding the week during which such DIP Budget Variance Report is delivered and (b) the numerical difference between total disbursements for such period to total disbursements for such period as set forth in the DIP Budget then in effect on a rolling two-week and cumulative basis.

“DIP Closing Date” shall mean the date on which all of the conditions set forth in Section 4.02 have been satisfied or waived.

“DIP Facility Maturity Date” shall mean the earlier of (i) the date that is 18 months following the Petition Date, and (ii) the effective date of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court.

“DIP Orders” shall mean the Interim Order and the Final Order.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event or condition, (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) are convertible or exchangeable for Indebtedness or Disqualified Stock, (iii) provides for the scheduled payments of dividends in cash or (iv) are redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the latest Maturity Date then in effect at the time of issuance of such Equity Interests; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Hexion or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by Hexion in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Loan Party” shall mean any Loan Party that is not a Foreign Loan Party.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary or a Qualified CFC Holding Company.

“Dutch CIT Fiscal Unity” shall mean a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes.

“Dutch CITA” shall mean the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

“Dutch Loan Parties” shall mean the Borrower and any Subsidiary organized under the laws of The Netherlands that is or hereafter becomes a party to the Guarantee Agreement.

“Dutch Pledge Agreements” shall mean (a) the Dutch Share Pledge Agreement and (b) the Intercompany Loan Pledge Agreement.

“Dutch Security Documents” shall mean (a) the Dutch Pledge Agreements and (b) all other security agreements delivered pursuant to this Agreement and granted by any Dutch Loan Party and all confirmations and acknowledgements thereof, in each case relating to the grant to the Collateral Agent of a security interest in the Collateral owned by such Dutch Loan Party.

“Dutch Share Pledge Agreement” shall mean a Dutch law governed deed of (disclosed) pledge of Equity Interests in the capital of Hexion Holding B.V., among the Borrower as pledgor, the Collateral Agent as pledgee and Hexion Holding B.V. as company.

“EBITDA” shall mean, with respect to Hexion and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Hexion and the Subsidiaries for such period plus (a) the sum of (without duplication and to the extent the same was deducted in calculating Consolidated Net Income for such period):

(i) Consolidated Taxes of Hexion and the Subsidiaries for such period,

(ii) Interest Expense (and to the extent not included in Interest Expense, any realized losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and costs of surety bonds in connection with financing activities) of Hexion and the Subsidiaries for such period (net of interest income of Hexion and its Subsidiaries for such period):

(iii) depreciation and amortization expenses of Hexion and the Subsidiaries for such period:

(iv) plant closure, severance and other restructuring costs and charges;

(v) business optimization expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, retention, systems establishment costs and excess pension charges); provided, that with respect to each business optimization expense, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense;

(vi) impairment charges, including the write down of investments;

(vii) non-operating expenses;

(viii) any other non-cash charges; provided, that, for purposes of this subclause (viii) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

(ix) [reserved];

(x) [reserved]; plus

(xi) all fees and expenses in connection with the Chapter 11 Cases on or prior to the DIP Closing Date,

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) (x) non-cash items increasing Consolidated Net Income of Hexion and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, including the amortization of employee benefit plan prior service costs) and (y) to the extent not included in Interest Expense, any realized gains on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and costs of surety bonds in connection with financing activities of Hexion and the Subsidiaries for such period.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders in council, orders, decrees, treaties, directives, judgments, injunctions, notices or legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, but excluding convertible debt securities.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, Hexion or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, or, prior to the effectiveness of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA as in effect prior to the effectiveness of the Pension Act); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, Hexion, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by Holdings, Hexion, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, Hexion, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Hexion, a Subsidiary or any

ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Hexion, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical status ” (within the meaning of Section 305 of ERISA or Section 432 of the Code); or (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10(f).

“Excluded Swap Obligation” shall mean (as such definition may be modified from time to time as agreed by the Borrower and the Administrative Agent), with respect to any Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order thereunder (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, the following Taxes:

(a) income Taxes imposed on (or measured by) its net income or franchise Taxes imposed on (or measured by) its gross or net income by the country in which the applicable recipient is legally organized or any political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, in each case including any political subdivision thereof (provided that no Foreign Lender shall be deemed to be located in any country solely as a result of taking any action under this Agreement),

(b) (i) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above; and (ii) in the case of a Lender making a Loan to the Borrower, any withholding Tax that would be payable on the basis of the Loans being secured by German real estate (for the avoidance of doubt, including such Taxes imposed on the basis of Section 50a para 7 German Income Tax Act), notwithstanding whether or not any Loans are secured by German real estate at the time such Lender becomes a party to such Loan,

(c) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(f) or (g),

(d) in the case of a Lender (other than by operation of the CAM), any withholding Tax imposed by the country in which the applicable Borrower (or the Administrative Agent) is legally organized or any political subdivision thereof that is in effect and would apply to amounts payable by the Borrower (or the Administrative Agent) from an office within such jurisdiction to the applicable Lending Office of such Lender at the time such Lender becomes a party to this Agreement (or designates a new Lending Office) provided that, if a Lender is required to complete an application for a reduced withholding tax rate under an applicable income tax treaty with the United Kingdom in order to receive the benefit of such reduced withholding tax rate and such Lender completes such application as soon as practicable following the DIP Closing Date, the rate of withholding in effect on the date on which such application is approved shall be deemed to be the rate in effect on the date on which such Lender becomes a party to this Agreement, and

(e) any U.S. federal withholding Tax imposed under FATCA,

except, in the case of clause (d) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding Tax pursuant to Section 2.17(a) or (ii) such withholding Tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type.

“Executive Order” shall have the meaning assigned to such term in Section 3.25(a).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the DIP Closing Date, there is one Facility (i.e., the Term Facility).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” shall mean that certain Senior Secured Term Loan Facility Fee Letter dated as of April 1, 2019, by and among, inter alios, the Borrower and Administrative Agent.

“Fees” shall have the meaning set forth in Section 2.12.

“Final Order” shall mean an order of the Bankruptcy Court entered in the Chapter 11 Cases, in substantially the form of the Interim Order, with such modifications thereto as are reasonably satisfactory in form and substance to the Administrative Agent.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First Day Orders” shall mean all orders entered by the Bankruptcy Court on, or within five days of, the Petition Date or based on motions filed by the Debtors on or about the Petition Date.

“First Lien Notes” shall mean (i) the $1.550 billion aggregate original principal amount of Hexion’s (as successor of Hexion U.S. Finance Corp.), 6.625% First-Priority Senior Secured Notes due 2020, (ii) the $315 million aggregate principal amount of Hexion’s 10.00% First-Priority Senior Secured Notes due 2020 and (iii) the $560 million aggregate principal amount of Hexion’s 10.375% First-Priority Senior Secured Notes due 2022.

“First Lien Notes Documents” shall mean the indentures under which the First Lien Notes are issued and all other instruments, agreements and other documents evidencing or governing the First Lien Notes or providing for any security, guarantee or other right in respect thereof.

“Flood Hazard Property” shall mean any improved Real Property that is in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flow Through Entity” shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Official” shall mean an officer or employee of a government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof. Foreign Official also includes officers, employees, representatives, or agents of any entity owned or controlled directly or indirectly by a government, including through ownership by a sovereign wealth fund.

“Foreign Loan Party” shall mean the Borrower and each Foreign Subsidiary that is or hereafter becomes a party to the Guarantee Agreement.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated, organized, constituted or amalgamated under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fund” shall mean Apollo Investment Fund IV, L.P., Apollo Investment Fund V, L.P., Apollo Investment Fund VI, L.P., Apollo Investment Fund VII, L.P. and Apollo Overseas Partners IV, L.P.

“Fund Affiliate” shall mean (a) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers) nor a company controlled by a “portfolio company” and (b) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management IV, L.P. or Apollo Management V, L.P.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(a), 3.13(b), 3.20, 5.03, 5.07 and 6.02 to a Foreign Subsidiary (and not as a consolidated Subsidiary of Hexion) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (which shall include, without limitation, the European Central Bank and the Council of Ministers of the European Union).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or- pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor) securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the DIP Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the date hereof, among the Loan Parties and the Administrative Agent as amended, supplemented or otherwise modified from time to time.

“Guarantor” shall mean any Loan Party party to the Guarantee Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hexion” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “LIBO Rate”.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrower or any Parent Entity and the accretion of original issue discount or liquidation preference.

“Indebtedness” of any person shall mean, without duplication (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such person of Indebtedness described in the other clauses of this definition of others, (f) all Capital Lease Obligations of such person, (g) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business (other than, in the case of such intercompany liabilities, for purposes of clause (c) of the definition of the term “Collateral and Guarantee Requirement”), (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Indenture Restricted Subsidiary” shall mean a “Restricted Subsidiary” under and as defined in the Debenture Indenture.

“Industrial Revenue Bonds” shall mean the Parish of Ascension, Louisiana, Industrial Revenue Bonds guaranteed by Hexion.

“Ineligible Institution” shall mean any of the persons identified in writing to the Administrative Agent by the Borrower on or prior to the DIP Closing Date.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Term Loan” shall mean a Loan made to the Borrower pursuant to Section 2.01(a).

“Initial Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Initial Term Loans to the Borrower as set forth in Section 2.01(a). The initial amount of each Lender’s Initial Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Initial Term Loan Commitment, as applicable. The aggregate amount of the Initial Term Loan Commitments on the DIP Closing Date was $350.0 million.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.23.

“Intercompany DIP Loan Agreement” shall mean the Intercompany Loan Agreement, dated April 3, 2019, between the Borrower and Hexion documenting the Intercompany DIP Loans.

“Intercompany DIP Loans” shall have the meaning assigned to such term in Section 5.08.

“Intercompany Loan Pledge Agreement” shall mean the Dutch law governed disclosed pledge over Intercompany DIP Loan Agreement receivables, dated April 3, 2019, among the Borrower as pledgor, the Collateral Agent as pledgee, and Hexion, pursuant to which the Borrower’s present and future rights under the Intercompany DIP Loan Agreement are pledged.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period in connection with any Permitted Receivables Financing that are payable to persons other than Holdings, Hexion and the Subsidiaries. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Hexion and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan the last Business Day of each March, June, September and December.

“Interest Period” shall mean as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all relevant Lenders consent to such Interest Periods or any shorter period, if consented to by the Administrative Agent), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Order” shall have the meaning assigned to such term in Section 4.02(d).

“Interpolated Rate” shall mean, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available in Dollars or Sterling, as applicable) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for Dollars or Sterling, as applicable) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

“Inventory” shall mean, with respect to a person, all of such person’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property, and all documents of title or other documents representing them.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Joint Lead Arrangers” shall mean Credit Suisse Loan Funding LLC and JPMCB.

“JPMCB” shall mean JPMorgan Chase Bank, N.A.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the Screen Rate at approximately 11:00 a.m., London, England time, two Business Days preceding the first day of such Interest Period; provided, however, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge, assignment by way of security or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“LiquidX Program” shall mean a Permitted Receivables Financing program that is operated by LiquidX Inc.

“LiquidX Receivables” shall mean the Accounts of the U.S. Borrower and its Subsidiaries subject to the LiquidX Program.

“Liquidity” shall mean, for any date of determination, the sum of Excess Availability (as defined in the ABL Credit Agreement) and Unrestricted Cash of Hexion and its Subsidiaries at the close of business on the immediately preceding Business Day.

“Loan Document Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to any of the Secured Parties hereunder and each of the other Loan Documents, including obligations to pay fees, expenses and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment and performance of all the obligations of the Borrower or each other Loan Party hereunder or pursuant to each of the other Loan Documents.

“Loan Documents” shall mean this Agreement, the Security Documents and any Promissory Note issued under Section 2.09(e) and, solely for the purposes of Sections 4.02 and 7.01 hereof, the Fee Letter and the DIP Orders .

“Loan Parties” shall mean Holdings, Hexion, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans.

“Local Time” shall mean Amsterdam time.

“Management Group” shall mean the group consisting of the directors, executive officers and other key management personnel of any Parent Entity, Holdings and its Subsidiaries, as the case may be, on the DIP Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of any Parent Entity or Holdings or its Subsidiaries, as the case may be, was approved by a vote of a majority of the directors of any Parent Entity, Holdings or its Subsidiaries, as the case may be, then still in office who were either directors on the DIP Closing Date or whose election or nomination was previously so approved and (b) executive officers and other key management personnel of any Parent Entity or Holdings and its Subsidiaries, as the case may be, hired at a time when the directors on the DIP Closing Date together with the directors so approved constituted a majority of the directors of any Parent Entity or Holdings or its Subsidiaries, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operation or condition of Hexion and the Subsidiaries, taken as a whole ((x) other than, in the case of the Debtors, (A) any events leading up to the filing of the Chapter 11 Cases and that were publicly disclosed prior to the DIP Closing Date, (B) the filing of the Chapter 11 Cases and (C) those events which customarily occur following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and other events ancillary thereto and (y) in the case of the Debtors, taking into account the effect of the automatic stay under the Bankruptcy Code), (b) the ability of the Borrower and the Guarantors to perform their material obligations under the Loan Documents or (c) the validity or enforceability of any material Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans hereunder) of any one or more of Hexion or any Subsidiary (or with respect to the Debtors only, incurred after the Petition Date), in an aggregate principal amount exceeding (i) with respect to Indebtedness of Hexion, the Borrower or any other Loan Party, $5.0 million and (ii) with respect to Indebtedness of any other Subsidiary, $50.0 million.

“Maturity Date” shall mean the DIP Facility Maturity Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, Hexion or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by Hexion or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards (but excluding, for the avoidance of doubt, the proceeds of any information technology-related or cyber insurance policies), but only as and when received) from any Asset Sale pursuant to Section 6.05(l), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by Hexion or any of the Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if no Event of Default exists and Hexion shall deliver a certificate of a Responsible Officer of Hexion to the Administrative Agent promptly following receipt of any such proceeds setting forth Hexion’s intention to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Hexion and its Subsidiaries, in each case within 6 months of such receipt (such portion of the proceeds, the “Reinvestment Proceeds”), then such Reinvestment Proceeds shall not constitute Net Proceeds except to the extent not, within 6 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of the Reinvestment Proceeds are not so used within such 6-month period but within such 6-month period are contractually committed to be used, such proceeds shall be used within a period of 12 months from the receipt thereof, and, upon the termination of such contract or expiration of the 12-month period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that (x) the aggregate amount of Reinvestment Proceeds shall not exceed $25.0 million over the term of this

Agreement, (y) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5.0 million and (z) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $5.0 million; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by Hexion or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Hexion or any Affiliate of Hexion shall not constitute an expense that is deducted from gross proceeds, except for financial advisory fees customary in type and amount paid to Affiliates of the Fund and otherwise not prohibited from being paid hereunder.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Public Lender” means: (i) until the publication of an interpretation of “public” as referred to in the CRR by the competent authority/ies: an entity which (x) assumes existing rights and/or obligations vis-à-vis the Borrower, the value of which is at least €100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least €100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public; and (ii) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the relevant authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation.

“Notes” shall mean, collectively, the First Lien Notes, the 1-1/2 Lien Notes and the Second Lien Notes.

“Notes Issuer” shall mean any subsidiary of Hexion that is, in each case, an issuer or co-issuer of any of any of the First Lien Notes, the 1-1/2 Lien Notes or the Second Lien Notes.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean the Loan Document Obligations. Notwithstanding the foregoing, “Obligations”, with respect to any Guarantor, shall not include any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(w).

“Parallel Debt” shall have the meaning assigned to such term in Section 9.19(a).

“Parent Entity” shall mean any direct or indirect parent of Hexion.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” shall mean the Pension Protection Act of 2006, as amended.

“Perfection Certificate” shall mean the Perfection Certificate with respect to Hexion and the other Loan Parties, to be delivered and updated from time to time in accordance with Section 5.04(g)).

“Permitted Holder” shall mean any of (a) the Fund and the Fund Affiliates, (b) the Management Group and any family member of or family trust established by a member of the Management Group and (c) any person that has no material assets other than the capital stock of the Borrower or a Parent Entity and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Borrower, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the DIP Closing Date), other than any of the other Permitted Holders specified in clauses (a) and (b) above, beneficially owns more than 50% on a fully diluted basis of the voting Equity Interests thereof, and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the DIP Closing Date) the members of which include any of the other Permitted Holders specified in such clauses (a) and (b) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (x) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (y) no person or other “group” (other than the other Permitted Holders specified in clauses (a) and (b) above) beneficially owns more than 50% on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” shall mean:

(a) U.S. Dollars, Sterling, euros, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Australia, Great Britain, Canada, The Netherlands or any other member state of the European Union, in each case with maturities not exceeding two years (or, in the case of any such U.S. securities held by Brazilian subsidiaries, five years) after the date of acquisition;

(c) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, Malaysia or Brazil, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500.0 million or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States of America, reasonably equivalent ratings of another internationally recognized credit rating agency);

(e) repurchase obligations for underlying securities of the types described in clauses (b) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States of America, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(g) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(h) Indebtedness issued by persons (other than the Fund or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States of America, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition; and

(i) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (h) above.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions by Hexion or a Subsidiary pursuant to which Hexion or such Subsidiary may sell, convey or otherwise transfer to one or more Special Purpose Receivables Subsidiaries or to any other person, or may grant a security interest in, any Receivables Assets (whether now existing or arising in the future) of Hexion or such Subsidiary, and any assets related thereto including all contracts and all guarantees or other obligations in respect of such Receivables Assets, the proceeds of such Receivables Assets and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables Assets; provided that (a) recourse to Hexion or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by Hexion or any Subsidiary (other than a Special Purpose Receivables Subsidiary)) and (b) the aggregate Receivables Net Investment outstanding at any time shall not exceed $25.0 million. It is understood and agreed that the LiquidX Program constitutes a Permitted Receivables Financing hereunder.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) except with respect to Section 6.01(i), (i) the weighted average life to maturity of such Permitted Refinancing Indebtedness is not shorter than the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the maturity of such Permitted Refinancing Indebtedness is not earlier than 90 days after the latest Maturity Date then in effect (or, if earlier, the stated maturity of the Indebtedness being Refinanced), (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Document Obligations or any Guarantees thereof, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Document Obligations or such Guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced (provided that (i) Indebtedness (a) of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party and (b) of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party, in each case to the extent then permitted under Article VI; and (ii) other guarantees and security may be added to the extent then permitted under Article VI and (e) if the Indebtedness being Refinanced is secured by any Collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral would have secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced or on terms otherwise then permitted under Section 6.02.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Petition Date” shall have the meaning assigned to such term in the recitals of this Agreement.

“Plan” shall mean any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, (other than a Multiemployer Plan), (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Hexion, any Subsidiary or any ERISA Affiliate, or (iii) in respect of which Hexion, any Subsidiary or any Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Pledged Collateral” shall mean (i) the Equity Interest pledged pursuant to the Dutch Share Pledge Agreement, (ii) the intercompany receivables pledged pursuant to the Intercompany Loan Pledge Agreement and (iii) the assets of the Debtors pledged in favor of the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Interim Order or Final Order, as applicable.

“Prepetition Agents” shall mean the trustee and collateral agent under the First Lien Notes.

“Prepetition Collateral” shall mean the Loan Parties’ assets securing Prepetition Indebtedness.

“Prepetition Credit Agreement” shall mean the Amended and Restated Asset-Based Revolving Credit Agreement dated as of December 21, 2016, as amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date, among Holdings, Hexion, the other borrowers thereunder, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Wells Fargo, National Association, as joint lead arrangers and joint bookrunners.

“Prepetition Indebtedness” shall mean the following Indebtedness of the Loan Parties outstanding immediately prior to the Petition Date: (a) Indebtedness under the Prepetition Credit Agreement and (b) Indebtedness under the Notes.

“Prepetition Secured Parties” shall mean the holders of the Notes and the “Secured Parties” under and as defined in the Prepetition Credit Agreement.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate at its offices in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Properties” has the meaning ascribed to such term in the Debenture Indenture.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any asset disposition, any acquisition (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, any mergers and consolidations, and any restructurings of the business of Hexion or any of the Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments Hexion determines are reasonable as set forth in a certificate of a Financial Officer of Hexion (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions” or “relevant pro forma event”), in each case that Hexion made during the Reference Period (or occurring thereafter and through and including the date upon which the relevant pro forma event is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or occurring thereafter and through and including the date upon which the relevant pro forma event is consummated), shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) with respect to (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of Hexion. Notwithstanding anything to the contrary in the first paragraph of this definition, any such pro forma calculation, for any fiscal period ending on or prior to the 24-month anniversary of the end of the fiscal quarter in which such relevant pro forma event occurs, may include adjustments appropriate, in the reasonable good faith determination of Hexion, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the relevant pro forma event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the type used in connection with the calculation of “LTM Adjusted EBITDA” as set forth in the “Summary Historical Consolidated Financial Data” portion of the “Offering Circular Summary” in the Offering Memorandum with respect to the First Lien Notes to the extent reasonably expected to result from the relevant pro forma event, in each case in the 24-month period following the end of the Reference Period in which the applicable pro forma event occurred. Hexion shall deliver to the Administrative Agent a certificate of a Financial Officer of Hexion setting forth such demonstrable or additional operating expense reductions, other operating improvements or synergies and adjustments and information and calculations supporting them in reasonable detail.

“Prohibited Person” shall mean any Person with whom citizens or permanent residents of the United States, Persons (other than individuals) organized under the laws of the United States or any jurisdiction thereof and all branches and Subsidiaries thereof, Persons physically located within the United States or Persons otherwise subject to the jurisdiction of the United States are restricted from doing business under regulations of OFAC (including any Persons subject to country-specific or activity-specific sanctions administered by OFAC and any Persons named on any OFAC List) or pursuant to any other law, rules, regulations or other official acts of the United States. As of the date hereof, certain information regarding Prohibited Persons issued by the United States can be found on the website of the United States Department of Treasury at www.treas.gov/ofac/. Prohibited Person also includes persons on the UN sanction list and the EU consolidated list available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm and http://www.hm-treasury.gov.uk/fin_sanctions_index.htm.

“Projections” shall mean any projections of Hexion and the Subsidiaries and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, Hexion or any of the Subsidiaries in connection with the Transactions prior to the Petition Date.

“Promissory Note” shall have the meaning assigned to such term in Section 2.09(e).

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Qualified CFC Holding Company” shall mean a person (a) that is a Wholly Owned Subsidiary of a Domestic Loan Party and (b) who has no material assets other than Equity Interests in Foreign Subsidiaries that are CFCs or other Qualified CFC Holding Companies.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party or Debtor, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Hexion or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, members, representatives, agents and advisors of such person and such person’s Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Loans that taken together, represent more than 50.0% of all Loans.

“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.11(c).

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person (and, in respect of a Foreign Subsidiary, any director of such Foreign Subsidiary acting in such capacity) and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.06.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc. or any successor thereto.

“Sale and Lease Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” shall mean, at any time, a country or territory which is the target of comprehensive Sanctions.

“Sanctioned Person” shall mean, (a) any person listed on any Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the governmental institutions and agencies of the United Kingdom (including, without limitation, Her Majesty’s Treasury), the European Union, any EU member state, the government of Canada or any other sanctions authority with jurisdiction over the Loan Parties, (b) any person organized, located or resident in a Sanctioned Country, (c) any person owned or controlled by any such person or persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the Canadian government or (c) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other sanctions authority with jurisdiction over the Loan Parties.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Notes” shall mean $574.0 million aggregate original principal amount of Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance ULC 9.0% Second-Priority Senior Secured Notes due 2020.

“Second Lien Notes Documents” shall mean the indentures under which the Second Lien Notes are issued and all other instruments, agreements and other documents evidencing or governing the Second Lien Notes or providing for any security, guarantee or other right in respect thereof.

“Second-Priority Lien” shall mean Liens (other than Liens securing the Obligations) that are subordinated to the Liens securing the Obligations pursuant to, and otherwise subject to the terms of, an intercreditor agreement (it being understood that such Liens may be senior in priority to, or pari passu with, or junior in priority to, other Second-Priority Liens).

“Secured Parties” shall mean (a) the Lenders, the Administrative Agent and the Collateral Agent, (b) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (c) the successors and permitted assigns of each of the foregoing.

“Security Documents” shall mean the Guarantee Agreement, the Dutch Security Documents and each of the security agreements, intercreditor agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Special Purpose Receivables Subsidiary” shall mean a Subsidiary of Hexion established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Hexion or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Hexion or any such Subsidiary becomes subject to a proceeding under any Debtor Relief Law.

“Spot Rate” shall mean, on any day, with respect to any currency in relation to Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 12:00 noon, London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on the applicable Reuters World Currency Page, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Statutory Reserves” shall mean, with respect to any currency, the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or more than 50.0% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Hexion, other than any Unrestricted Subsidiary.

“Subsidiary Loan Party” shall mean each (a) Subsidiary listed on Schedule 1.01(e) on the DIP Closing Date and (b) each additional Subsidiary that is required to satisfy the Collateral and Guarantee Requirement after the DIP Closing Date.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary”.

“Superpriority Claim” shall mean a claim against a Debtor in any of the Chapter 11 Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future, derivative or foreign exchange spot transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, Hexion or any of the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any person, any obligation to pay or perform under any Swap.

“Tax Distributions” shall mean (A) with respect to each tax year or portion thereof that any Parent Entity qualifies as a Flow Through Entity, the distribution by the Borrower to the holders of Equity Interests of such Parent Entity of an amount equal to the product of (i) the amount of aggregate net taxable income of the Borrower allocated to the holders of Equity Interests of the Borrower for such period and (ii) the Presumed Tax Rate for such period; and (B) with respect to any tax year or portion thereof that any Parent Entity does not qualify as a Flow Through Entity, the payment of dividends or other distributions to such Parent Entity that files a consolidated U.S. federal tax return that includes Hexion and the Subsidiaries in an amount not to exceed the amount that Hexion and the Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Hexion and the Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Termination Date” shall mean the date on which the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than in respect of contingent indemnification and expense reimbursement claims not then due) shall have been paid in full.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Facility” shall mean the Initial Term Loan Commitments and the Initial Term Loans hereunder.

“Term Loan Commitments” shall mean, with respect to any Lender, such Lender’s Initial Term Loan Commitments.

“Term Loans” shall mean the Initial Term Loans.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Hexion then most recently ended for which financial statements are available (taken as one accounting period).

“Transactions” shall mean, collectively, (a) the entering into of this Agreement and the other Loan Documents on or after the Petition Date and, in the case of the Borrower, the making of the Borrowings hereunder on the DIP Closing Date, (b) the entering into of the ABL Credit Agreement and the related loan documents on or after the Petition Date and the making of the borrowings thereunder on the DIP Closing Date, (c) the payment of all fees and expenses in connection herewith or therewith to be paid on, prior to or subsequent to the Petition Date and (d) the other transactions consummated in connection herewith or therewith.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or cash equivalents of Hexion or any Subsidiary that would not appear as “restricted” on a consolidated balance sheet of Hexion or any Subsidiary.

“Unrestricted Subsidiary” shall mean any subsidiary of Hexion identified on Schedule 1.01(f). Any Unrestricted Subsidiary may be designated to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (A) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary, (B) no Default or Event of Default has occurred and is continuing or would result therefrom, (C) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of Hexion, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (A) through (C), inclusive.

“Variance Date” shall mean 5:00 PM New York City time on the fifth Business Day of the first complete week following the week during which the DIP Closing Date occurs and no later than 5:00 PM New York City time on the fifth Business Day of each succeeding calendar week.

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.11(c).

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, reference to a Wholly-Owned Subsidiary shall refer to a Wholly-Owned Subsidiary of Hexion.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Terms Generally.

(a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined, (ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iv) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (vi) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time, (vii) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require and (viii) except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements hereof and thereof.

(b) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Hexion or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; provided further, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the DIP Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c) In this agreement, where it relates to a Dutch Loan Party, unless a contrary indication appears, a reference to: (i) a “necessary action to authorise” where applicable, includes without limitation any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); (ii) a “security interest” includes any mortgage (hypotheek), pledge (pandrecht) and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); (iii) a “winding-up”, “administration” or “dissolution” includes a bankruptcy (faillissement) or dissolution (ontbinding); (iv) a “moratorium” includes surseance van betaling and “a moratorium is declared” or “occurs” includes surseance verleend; (v) any “step” or “procedure” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990); (vi) a “liquidator” includes a curator; (vii) an “administrator” includes a bewindvoerder; (viii) an “attachment” includes a beslag; (ix) “gross negligence” means grove schuld; and “willful misconduct” means opzet.

Section 1.03 Effectuation of Transactions. Each of the representations and warranties of Holdings, Hexion and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

Section 1.04 Exchange Rates; Currency Equivalents. For purposes of determining compliance as of any date with Article VI, amounts incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate in effect on the first Business Day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) Each Lender agrees to make Initial Term Loans to the Borrower on the DIP Closing Date in an aggregate principal amount not to exceed its Initial Term Loan Commitment.

(b) Amounts repaid in respect of Loans may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing by the Borrower shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) Each Loan shall at all times be provided or held by a Lender that is a Non-Public Lender.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date for such Class, as applicable.

Section 2.03 Requests for Borrowings.

(a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., Local Time, one (1) Business Day before the date of the proposed Borrowing (or with respect to a Borrowing on the DIP Closing Date, such shorter period as may be agreed by the Administrative Agent). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b) Any such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed; and

(vi) if no election as to the Type of any Borrowing by the Borrower is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c) The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Loan requested pursuant to this Section 2.03. The proceeds of each Loan requested under this Section 2.03 shall be disbursed by the Administrative Agent in Dollars in immediately available funds, by wire transfer to such bank account as may be agreed upon by the Borrower and the Administrative Agent from time to time or elsewhere if pursuant to a written direction from the Borrower.

Section 2.04 [Reserved]

Section 2.05 [Reserved]

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (a) the Federal Funds Effective Rate and (b) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower pays such amount to the Administrative Agent, then such amount (exclusive of any interest thereon) shall constitute a reduction of such Borrowing.

Section 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (subject to the restrictions set forth in this Agreement) and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect (subject to the restrictions set forth in this Agreement) to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Any such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and/or (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (w) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (x) unless repaid, each such Eurocurrency Borrowing shall be converted to an ABR Borrowing.

Section 2.08 [Reserved]

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan to the Borrower as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each applicable Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans to the Borrower in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (a “Promissory Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Promissory Notes in such form payable to the order of the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns).

Section 2.10 Repayment of Loans.

(a) To the extent not previously paid, outstanding Loans shall be due and payable on the Maturity Date.

(b) [Reserved].

(c) Prepayment of the Loans from all Net Proceeds pursuant to Section 2.11(b) and any optional prepayments of the Loans pursuant to Section 2.11(a) shall be allocated to the Loans pro rata.

(d) Prior to the repayment of any Loan (other than a Waivable Mandatory Prepayment with respect to which any Lender has exercised its option to waive such payment, in which case, subject to the provisions in the following sentence, the amount of such prepayment due to Accepting Lenders shall be applied on a pro rata basis to repay a portion of each Term Borrowing made by Accepting Lenders), the Borrower shall notify the Administrative Agent by telephone (confirmed by electronic means) (a) in the case of an ABR Borrowing not later than 11:00 a.m., Local Time on the scheduled date of such prepayment and (b) in the case of a Eurocurrency Borrowing not later than 1:00 p.m., Local Time at least one (1) Business Day before the scheduled date of such prepayment; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar financing agreements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Subject to the last sentence of this Section 2.10, in the case of prepayments under Section 2.11(a), the Borrower may in its sole discretion select the Borrowing or Borrowings to be prepaid. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing such that each applicable Lender receives its ratable share of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to clause (d) below and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10.

(b) Within five (5) Business Days upon receipt thereof by Hexion or any of its Subsidiaries, all Net Proceeds shall be applied to prepay Loans in accordance with clause (c) of Section 2.10.

(c) Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans, not less than three (3) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of (i) the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and (ii) if the Borrower shall, in its sole discretion, so instruct the Administrative Agent, such Lender’s option to refuse such amount. In the event that the Borrower offers to the Lenders the option to refuse a Waivable Mandatory Prepayment, each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option (each, an “Accepting Lender”), to prepay the Term Loans of such Accepting Lenders, and (ii) in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option, to the Borrower.

(d) In the event that, on or prior to the date that is six months after the DIP Closing Date, the Borrower shall (x) make a prepayment of the Term Loans pursuant to Section 2.11(a) with the proceeds of any new or replacement tranche of long-term secured term loans that have an All-in Yield that is less than the All-in Yield of such Term Loans, (y) effect any amendment to this Agreement which reduces the All-in Yield of the Term Loans or (z) prepay, repay, refinance, substitute or replace all or any portion of the Term Loans pursuant to Section 2.19(c) as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment in connection with a repricing event that reduces the All-in Yield of the Term Loans (other than, in the case of each of clauses (x), (y) and (z), in connection with a Change in Control or a transformative acquisition referred to in the last sentence of this paragraph), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (A) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans for which the All-In Yield has been reduced pursuant to such amendment and (C) in the case of clause (z), a fee equal to 1.00% of the principal amount of the applicable Term Loans so prepaid, repaid, refinanced, substituted or replaced. Such amounts shall be due and payable on the date of such prepayment or the effective date of such amendment, as the case may be. For purposes of this Section 2.11(d), a transformative acquisition is any acquisition by Hexion or any Subsidiary that is (i) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide Hexion and its Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by Hexion in good faith.

Section 2.12 Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, at the times specified therein (the “Fees”).

(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other amount payable by the Borrower, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) in the case of Loans in respect of any Class, upon termination of the Commitments in respect of such Class; provided, that (x) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto, an ABR Borrowing and (B) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

If at any time the Administrative Agent and the Borrower determine (which determination shall be conclusive absent manifest error) that (i) the circumstance set forth in Section 2.14(a) above has arisen and such circumstance is unlikely to be temporary or (ii) the circumstance set forth in Section 2.14(a) has not arisen but the supervisor for the administrator of the LIBO Rate, or the administrator of the LIBO Rate, or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be published or used for determining interest rates for loans, then (A) if the Administrative Agent and the Borrower reasonably determine that there exists a then prevailing market convention for determining a reference rate of interest for syndicated loans in Dollars as the successor to interest rates based on the LIBO Rate, the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (and such amendment shall, notwithstanding anything to the contrary in Section 9.08, become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment), or (B) if the Administrative Agent and the Borrower are unable to reasonably determine that a then prevailing market convention for determining a rate of interest for syndicated loans in the U.S. as the successor to interest rates based on the LIBO Rate does exist, the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect an alternate rate of interest and such other related changes to this Agreement as may be applicable, in each case that are acceptable to the Borrower and the Administrative Agent (and such amendment shall, notwithstanding anything to the contrary in Section 9.08, become effective so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment).

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject the Administrative Agent or any Lender to any Taxes (other than Indemnified Taxes, Excluded Taxes and Other Taxes) on its loans, loan principal, letter of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributed thereto; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. If any Lender or the Administrative Agent becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under the Loan Documents shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable law (as determined in good faith judgment of an applicable withholding agent) requires the deduction or withholding of any Taxes from such payments by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made.

(b) In addition, the Loan Parties shall pay on a timely basis any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for such Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid by the Administrative Agent or such Lender, as applicable, or required to be withheld or deducted from a payment to such person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(i) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which any Loan Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Loan Party (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by such Loan Party to permit such payments to be made without such withholding tax or at a reduced rate; provided, that no Lender shall have any obligation under this paragraph (f)(i) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) (i) The Administrative Agent shall deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement and from time to time thereafter (A) promptly upon the obsolescence, expiration or invalidity of any form previously delivered to the Administrative Agent and (B) upon the reasonable request of the Borrower, a properly completed and duly executed Internal Revenue Service Form W-9 or W-8IMY (or any other form prescribed by applicable law reasonably requested by the Borrower), which certifies that payments by the Borrower to the Administrative Agent (solely in its capacity as payee of such payments and not as the beneficial owner of such payments) are exempt from withholding under the Code.

(ii) If the Administrative Agent is a U.S. branch described in Section 1.1441-1(b)(2)(iv)(A) of the Treasury Regulations and delivers to the Borrower a properly completed and duly executed Internal Revenue Service Form W-8IMY pursuant to Section 2.17(f) (i) certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code, then the Borrower and the Administrative Agent shall treat the Administrative Agent as a U.S. person for purposes of withholding under Chapter 3 of the Code, pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations.

(i) In the event the Borrower is resident for tax purposes in the United States of America,

(A) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto) and (iv) duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-8IMYs) as may be required; and

(B) each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender, certifying that payments to such Lender are exempt from withholding under the Code.

(h) Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States of America federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. In addition, in each of the foregoing circumstances, each Foreign Lender shall deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). Notwithstanding any other provision of this clause, a Foreign Lender (for the avoidance of doubt, acting solely in its capacity as a Lender) shall not be required to deliver any form pursuant to this clause that such Foreign Lender is not legally able to deliver.

(i) If any party determines, in good faith and in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified or with respect to which such indemnifying party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable out of pocket expenses (including any Taxes imposed with respect to such refund) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such indemnified party, agrees to repay as soon as reasonably practicable the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith and in its sole discretion, to be confidential) to the indemnifying party or any other person.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents of (i) principal and interest in respect of any Loan shall be made in the currency in which such Loan is denominated and (ii) any other amount shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Loan Parties to pay fully all amounts of principal, interest and fees then due from the Loan Parties hereunder, such funds or proceeds of Collateral (including any distributions of cash, securities or other property in a bankruptcy case of the Loan Parties) shall be applied, subject to the Security Documents and any applicable intercreditor agreement; first, ratably, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Collateral Agent from the Loan Parties; second, ratably, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties; third, ratably, to pay interest due and payable in respect of any Loans; fourth, ratably, to pay the outstanding principal of Loans then due from the Borrower hereunder; and fifth, ratably, to pay all other applicable Obligations due to the Agents or any Lender by the Loan Parties. For the avoidance of doubt, no amount received from any Guarantor, or from the proceeds of Collateral pledged by such Guarantor, shall be applied to any Excluded Swap Obligation of such Guarantor.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender entitled thereto, then the Lender receiving such greater proportion shall purchase participations in the Loans of other applicable Lenders entitled thereto to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders entitled thereto ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Assignee or Participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued Fees and all other amounts payable to it hereunder, from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such removed Lender does not comply with Section 2.19 within three (3) Business Days after the Borrower’s request, compliance with Section 2.19 shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then, provided that no Event of Default exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and Commitments hereunder to one or more Assignees reasonably acceptable to the Administrative Agent; provided, that: (a) all Loan Document Obligations of the Borrower owing to such Non-Consenting Lender (including accrued Fees and all other amounts payable to it hereunder) being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within three (3) Business Days after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.20 [Reserved].

Section 2.21 [Reserved].

Section 2.22 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the DIP Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

Representations and Warranties

On the date of each Credit Event as provided in Section 4.01 and on the DIP Closing Date, Hexion represents and warrants to each of the Lenders that:

Section 3.01 Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings, Hexion and the Subsidiaries (a) is a limited liability company, unlimited company, corporation or partnership duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) subject (with respect to the Debtors only) to the entry by the Bankruptcy Court of the Interim Order and, after entry thereof, the Final Order and to the terms thereof, has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) subject (with respect to the Debtors only) to the entry by the Bankruptcy Court of the Interim Order and, after entry thereof, the Final Order and to the terms thereof, have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by such Loan Parties and (b) will not (i) violate (x) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of any such Loan Party, (y) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (z) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any such Loan Party is a party or by which any of them or any of their property is or may be bound (except, in the case of the Debtors only, those entered into prior to the DIP Closing Date) , (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any such Loan Party, other than Permitted Liens.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by each Loan Party that is party hereto and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, including in the case of the Debtors only the entry by the Bankruptcy Court of the Interim Order and the Final Order and to the terms thereof (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of UCC financing statements and equivalent filings, registrations or other notifications in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (e) applicable approvals by or notices to the Bankruptcy Court and (f) filings or other actions listed on Schedule 3.04.

Section 3.05 Financial Statements. The audited consolidated balance sheet and related statements of operations and cash flows of Holdings for the three fiscal years ended December 31, 2017 (which consolidated balance sheets and related statements of operations and cash flows have been audited by independent public accountants of recognized national standing and are accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings on a consolidated basis in accordance with GAAP), in each case present fairly in all material respects the consolidated financial position of Holdings as at such date and the consolidated results of operations of Holdings for the periods then ended.

Section 3.06 No Material Adverse Effect. Since December 31, 2017, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases.

(a) Each of Hexion and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) None of Hexion or the Subsidiaries have defaulted under any leases to which it is a party that have not been rejected in the Chapter 11 Cases, except for such defaults as would not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), each of Hexion and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth on Schedule 3.07(c), Hexion and the Subsidiaries owns or possesses the right to use, all Intellectual Property Rights and all licenses and rights with respect to any of the foregoing used in the conduct of their businesses, without any conflict (of which Hexion or any Subsidiary has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of Hexion and each Subsidiary, as the case may be, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(c).

Section 3.08 Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the DIP Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.

(b) As of the DIP Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, Hexion or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

(c) As of the DIP Closing Date, no direct or indirect subsidiary of the Debtors is an Indenture Restricted Subsidiary.

Section 3.09 Litigation; Compliance with Laws.

(a) As of the DIP Closing Date, except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or, to the knowledge of Hexion, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Hexion, threatened in writing against or affecting Holdings or Hexion or any of its Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transactions. There are no actions, suits or proceedings at law or in equity or, to the knowledge of Hexion, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Hexion, threatened in writing against or affecting Holdings or Hexion or any of its subsidiaries or any business, property or rights of any such person as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, Hexion, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations.

(a) None of Holdings, Hexion, or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11 Investment Company Act. None of Holdings, Hexion or the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. The Borrower will use the proceeds of the Loans, and Hexion will use the proceeds of the Intercompany DIP Loans, in a manner consistent with the terms of Section 5.08.

Section 3.13 Tax Returns. Except as set forth on Schedule 3.13 or, in the case of the Debtors only, with respect to tax returns required to be filed after the Petition Date and Taxes arising after the Petition Date:

(a) Each of Holdings, Hexion and the Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, Hexion or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP;

(b) Each of Holdings, Hexion and the Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the DIP Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, Hexion or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP or with respect to the Debtors only, except to the extent the non-payment thereof is permitted by the Bankruptcy Code); and

(c) As of the DIP Closing Date, with respect to each of Holdings, Hexion and the Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitations with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Governmental Authority.

Section 3.14 No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature or a general industry nature) (the “Information”) concerning Holdings, Hexion, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated thereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and, if delivered prior to the DIP Closing Date, as of the DIP Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of Hexion, any of the Subsidiaries or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated thereby (i) have been prepared in good faith based upon assumptions believed by Hexion or such Subsidiary to be reasonable at the time made (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and, if delivered prior to the DIP Closing Date, as of the DIP Closing Date, and (ii) have not been modified in any material respect by Hexion or such Subsidiary.

Section 3.15 Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan and each Multiemployer Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Holdings, Hexion, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $35.0 million; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of Holdings, Hexion or the Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject Hexion or any Subsidiary to tax; and (vi) none of Holdings, Hexion or the Subsidiaries and the ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(b) Each of Holdings, Hexion and the Subsidiaries and any ERISA Affiliate is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States of America and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending, or to the knowledge of Holdings or Hexion or any of its Subsidiaries, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan, that would reasonably be expected to result in liability to Holdings, Hexion, any of the Subsidiaries or the ERISA Affiliates.

(d) Within the last five years, no Plan of Holdings, Hexion, any Subsidiary or the ERISA Affiliates has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, that would reasonably be expected to result in liability to Holdings, Hexion, any Subsidiary or any of the ERISA Affiliates in excess of $35.0 million, nor has any Plan of Hexion, any Subsidiary or any of the ERISA Affiliates (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (with the meaning of Section 4001(a)(14) of ERISA) that has or would reasonably be expected to result in a Material Adverse Effect.

Section 3.16 Environmental Matters. Except as disclosed on Schedule 3.16 and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) no written notice, request for information, order, complaint or penalty has been received by Hexion or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of Holdings, Hexion or any of the Subsidiaries, threatened, that allege a violation of or liability under any Environmental Laws, in each case relating to Hexion or any of the Subsidiaries, (ii) each of Hexion and the Subsidiary Loan Parties has obtained and maintained all permits, licenses and other approvals necessary for its operations to comply with all Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in substantial compliance with the terms of such permits, licenses and other approvals and with all other Environmental Laws, (iii) there has been no material written environmental assessment or audit conducted since December 31, 2012, by Hexion or any of the Subsidiaries of any property currently owned or leased by Hexion or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the date hereof, (iv) to the knowledge of Holdings, Hexion or any of the Subsidiaries, no Hazardous Material is located at, on or under any property currently or, to the knowledge of Hexion and/or the Borrower, formerly owned, operated or leased by Hexion or any of Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Hexion or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by Hexion or any of the Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Hexion or any of the Subsidiaries under any Environmental Laws, and (v) there are no written agreements in which Hexion or any of the Subsidiaries has expressly assumed or undertaken responsibility, and such assumption or undertaking of responsibility has not expired or otherwise terminated, for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the DIP Closing Date.

Section 3.17 Security Arrangements.

(a) The Dutch Pledge Agreements are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein. In the case of the Collateral described in the Dutch Pledge Agreements, when filings are made or notices given to third parties, as applicable, as requested in each relevant jurisdiction, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party to the Dutch Pledge Agreements in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Dutch Pledge Agreement), to the extent perfection can be obtained by such filings or notices, in each case prior and superior in right to any other person (subject to Liens permitted by Section 6.02 and Liens having priority by operation of Law), subject to (i) registration of undisclosed pledges and, where applicable, pledges of tangible assets with governmental tax authorities, (ii) recordation of notarial share pledges in the relevant shareholders registers, (iii) notification of debtors of certain receivables and (iv) any other exceptions set forth in the Dutch Pledge Agreements (it being explicitly understood the terms of the Dutch Pledge Agreements may explicitly provide that some or all of such actions need not be undertaken).

(b) The Interim Order is (and the Final Order when entered will be) effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected security interest in the DIP Term Loan Collateral (as defined in the DIP Orders) without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

Section 3.18 Location of Real Property and Leased Premises.

(a) Schedule 3.18 completely and correctly sets forth and identifies, in all material respects, all material Real Property owned by any of the Loan Parties as of the DIP Closing Date and the addresses thereof (except as set forth therein). As of the DIP Closing Date, each of the Loan Parties owns in fee all the Real Property set forth as being owned by such person on Schedule 3.18.

(b) Schedule 3.18, completely and correctly sets forth and identifies, in all material respects, all material Real Property leased by any of the Loan Parties as of the DIP Closing Date and the addresses thereof (except as set forth therein). As of the DIP Closing Date, each of the Loan Parties has in all material respects valid leases in all the Real Property set forth as being leased by such person in fee on such Schedule 3.18.

Section 3.19 Solvency.

(a) On the DIP Closing Date, immediately after giving effect to the Transactions occurring on such date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the DIP Closing Date.

(b) On the DIP Closing Date, the Borrower will not incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.

Section 3.20 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, Hexion or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, Hexion and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings, Hexion or any of the Subsidiaries or for which any claim may be made against Holdings, Hexion or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, Hexion or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Holdings, Hexion or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, Hexion or any of the Subsidiaries (or any predecessor) is bound.

Section 3.21 Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, Hexion, and the Subsidiaries as of the DIP Closing Date. As of such date, such insurance is in full force and effect.

Section 3.22 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.23 Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of Hexion and the Subsidiaries owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of Hexion or the Subsidiaries nor any intellectual property right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such person, is interfering with, infringing upon, misappropriating or otherwise violating any intellectual property rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of Hexion, threatened.

Section 3.24 Senior Debt. The Loan Document Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any Indebtedness permitted to be incurred hereunder constituting subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect thereof constituting subordinated Indebtedness.

Section 3.25 Anti-Terrorism Laws.

(a) No Loan Party or, to its knowledge, any of its Affiliates is in violation of any Anti-Terrorism Laws, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the U.S. A. Patriot Act, the laws and regulations administered by OFAC, the Trading with the Enemy Act (12 U.S.C. §95), and the International Emergency Economic Powers Act (50 U.S.C. §1701—1707).

(b) No Loan Party or, to its knowledge, any of its Affiliates is any of the following:

(i) a Prohibited Person or a Person owned or controlled by, or acting for or on behalf of, any Person that is a Prohibited Person; or

(ii) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

Section 3.26 Anti-Corruption Laws and Sanctions. Holdings, Hexion, the Borrower and their Subsidiaries have implemented and maintain policies and procedures designed to ensure compliance by Holdings, Hexion, the Borrower and their Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and Holdings, Hexion, the Borrower and their Subsidiaries and, to the knowledge of Holdings, Hexion, the Borrower and their Subsidiaries, their respective officers, employees and directors, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, each in all material respects. None of (a)

Holdings, Hexion, the Borrower and any of their Subsidiaries or, to the knowledge of Holdings, Hexion, the Borrower and their Subsidiaries, any of their respective directors, officers or employees, or (b) to the knowledge of Holdings, Hexion, the Borrower and their Subsidiaries, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing has been or is intended to be used for the purpose of violating any Anti-Corruption Laws or Anti-Terrorism Laws or in violation of any applicable Sanctions.

Section 3.27 Centre of Main Interest. For the purposes of the European Union Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), as amended, each Loan Party incorporated or organized under the laws of a country that is a member of the European Union, including the Borrower, has its centre of main interests (as that term is used in Article 3(1) therein) situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) therein) in any other jurisdiction (other than the “Dutch branch” of Hexion UK Limited, the permanent establishment of Hexion B.V. in Spain). Each Loan Party incorporated or organized under the laws of a country that is a member of the European Union shall ensure that its centre of main interests (as that term is used in Article 3(1) of such Regulation) remains in its jurisdiction of incorporation and it shall not take any action to change its centre of main interests and no such Loan Party shall create or take any steps to create an “establishment” (as that term is used in Article 2(10) of such Regulation) in any other jurisdiction. No Dutch Loan Party is, nor will at any time during the term of the Agreement be, considered to be a resident of any jurisdiction other than The Netherlands for the purposes of any double taxation convention concluded by The Netherlands, for the purposes of the Tax Arrangement for the Kingdom (Belastingregeling voor het Koninkrijk) or for purposes of the Tax Arrangement for the country of The Netherlands (Belastingregeling voor het land Nederland), or otherwise. The Loans, or any other elements in relation to the Agreement, cannot, nor will at any time during the term of the Agreement, be attributable to a permanent establishment or permanent representative of the Borrower outside the Netherlands.

Section 3.28 Anti-boycott Provisions. The representations and warranties given in Section 3.25 and Section 3.26 shall apply to the each Loan Party incorporated or organized under the laws of a country that is a member of the European Union only to the extent that the giving of such representations and warranties does not result in a violation of or conflict with the provisions of Regulation (EC) No. 2271/1996 (as amended from time to time).

ARTICLE IV

Conditions of Lending

Section 4.01 All Credit Events. The obligations of the Lenders to make Loans hereunder (a “Credit Event”) is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(c) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing or would result therefrom.

(d) Such Credit Event shall not violate any requirement of law and shall not have been enjoined, temporarily, preliminarily or permanently.

(e) Such Borrowing shall be deemed to constitute a representation and warranty by Hexion on the date of such Borrowing, as to the matters specified in clauses (b) and (c) of this Section 4.01.

(f) (i) either (x) the Interim Order shall be in full force and effect, or (y) for any Credit Event occurring on or after the earlier of (A) 45 days after the DIP Closing Date and (B) the entry of the Final Order, the Final Order shall be in full force and effect, and the Interim Order or Final Order, as applicable, shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended without the written consent of the Administrative Agent and the Required Lenders at the time of such proposed Credit Event; (ii) prior to entry of the Final Order, the proposed Credit Event (and any proceeds thereof to be advanced under the Intercompany DIP Loan Agreement); does not exceed the amount authorized by the Interim Order; and (iii) all First Day Orders, including the cash management order, (including as entered on a final basis) shall be in form and substance reasonably satisfactory to the Administrative Agent.

Section 4.02 Conditions Precedent to Initial Extension of Credit. The obligations of the Lenders to make Loans to the Borrower on the DIP Closing Date are subject to the satisfaction or waiver in accordance with Section 9.08 of the following conditions:

(a) Each of the Loan Documents and other documentation relating to the Loans provided hereunder shall be in form and substance reasonably satisfactory to the Administrative Agent and duly executed and, where applicable, delivered by each of the Loan Parties and each Lender and other parties thereto.

(b) The Administrative Agent shall have received, in respect of each Loan Party:

(i) copies of each organizational or constitutive document (along with any amendments thereto) certified as of a recent date prior to the DIP Closing Date by the appropriate Governmental Authority or, with respect to any Dutch Loan Party, one or more board members authorized to represent such Dutch Loan Party;

(ii) certificate of the secretary or an assistant secretary or, with respect to any Dutch Loan Party, one or more board members authorized to represent such Dutch Loan Party, of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(iii) resolutions of the board of directors (or similar governing body) of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the DIP Closing Date, as well as the transactions contemplated hereunder and, in the case of the Debtors, the commencement of the Chapter 11 Cases, certified as of the DIP Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and

(iv) a good standing certificate, where applicable, from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation dated as of a recent date prior to the DIP Closing Date.

(c) The Chapter 11 Cases shall have been commenced by the Debtors, and the Administrative Agent shall be reasonably satisfied with (x) the form and substance of the First Day Orders (including the cash management order) sought by the Debtors and entered on or promptly following the DIP Closing Date and (y) the motion to approve the DIP Orders.

(d) The Administrative Agent shall have received a signed copy of an order entered by the Bankruptcy Court no later than five (5) days after the Petition Date in substantially the form of Exhibit E, which shall be satisfactory in form and substance to the Administrative Agent (the “Interim Order”) and confirmation that the Interim Order has been entered on the docket, which Interim Order (i) shall approve the Loan Documents and the initial DIP Budget and grant the Liens described in Section 5.12, (ii) shall authorize extensions of credit in the aggregate amount of up to (x) $350.0 million of term loans under this Agreement and under the Intercompany DIP Loan Agreement and (y) $250.0 million of asset based revolving loans under the ABL Credit Agreement, (iii) shall approve the payment by the Debtors of all of the fees and expenses that are required to be paid hereunder; (iv) shall authorize the use by the Loan Parties of any collateral including cash collateral in which any Prepetition Secured Party or any Adequate Protection Party may have an interest; (v) shall provide for Adequate Protection Payments and grant adequate protection claims and Liens to the Prepetition Secured Parties as adequate protection of the Adequate Protection Parties’ interests in the Collateral from diminution in value of their collateral resulting from the Loan Parties’ use, sale or lease of the Collateral (including cash collateral), the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code and the Liens described in Section 5.12; (vi) shall authorize the repayment of all loans under the Prepetition Credit Agreement; (vii) shall be in full force and effect; and (viii) shall not have been vacated, reversed, or stayed, or, without the prior written consent of the Administrative Agent, modified or, amended; and the Debtors are in compliance with the terms and conditions of the Interim Order.

(e) All accrued fees required to be paid to the Administrative Agent, the Joint Lead Arrangers and the Lenders as of the DIP Closing Date shall have been paid and all reasonable and documented out-of-pocket fees and expenses (including reasonable and documented fees and expenses of outside counsel) required to be paid to the Administrative Agent on or before the DIP Closing Date shall have been paid (including fees owed to the Lenders to be paid to the Administrative Agent for the accounts of the Lenders).

(f) The Administrative Agent and its counsel shall have received a favorable written opinion of NautaDutilh New York P.C., Dutch local counsel for the Loan Parties, dated as of the DIP Closing Date, addressing such matters as the Administrative Agent may reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

(g) Since December 31, 2017, there has been no event or occurrence that has had a Material Adverse Effect.

(h) There shall not exist any action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality that could reasonably be expected to result in a Material Adverse Effect.

(i) The Administrative Agent shall have received and be reasonably satisfied with the DIP Budget for the first thirteen week period after the Petition Date.

(j) All necessary governmental and third party consents and approvals necessary in connection with the Credit Facilities and the Intercompany DIP Loan Agreement and the transactions contemplated thereunder shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; and no law or regulation (other than the Bankruptcy Code) shall be applicable to the Administrative Agent that prevents the establishment of the Credit Facilities and the Intercompany DIP Loan Agreement or the consummation of the transactions contemplated thereunder.

(k) Each Lender who has requested the same at least ten Business Days prior to the DIP Closing Date shall have received, at least two Business Days prior to the DIP Closing Date (or such later date as agreed by the Lead Arrangers), “know your customer” and similar information. The Administrative Agent shall have received (i) at least two Business Days prior to the DIP Closing Date (or such later date as agreed by the Administrative Agent) all documentation and other information about the Borrower as required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations that has been reasonably requested by the Administrative Agent in writing prior to the DIP Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(l) Evidence that, such other documents, instruments or actions deemed necessary or advisable by the Administrative Agent to perfect and protect the Liens and security interests created or purported to be created with respect to the Debtors, pursuant to the Interim Order and the Guarantee Agreement, and perfected pursuant to applicable Requirements of Law, in each case, shall have been duly delivered or completed, including, without limitation, the delivery of Uniform Commercial Code financing statements in proper form for filing for all applicable jurisdictions of the Loan Parties and provision having been made for the payment of any fees or taxes required in connection with the filing of such documents, instruments or financing statements.

(m) There shall not occur as a result of, and after giving effect to, the initial Credit Event, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any debt instruments and other material agreements of any Subsidiary of Hexion (other than any Loan Party) which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Concurrently with the initial extension of credit hereunder, the ABL Credit Agreement shall have become effective and the Prepetition Credit Agreement obligations paid.

ARTICLE V

Affirmative Covenants

Hexion covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, Hexion will, and will cause the Borrower and each of the Subsidiaries to:

Section 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (i) except as otherwise expressly permitted under Section 6.05, (ii) except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by Hexion or a Wholly Owned Subsidiary of Hexion in such liquidation or dissolution; provided that Subsidiaries that are Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties, and (iii) except (other than with respect to Holdings and Hexion) where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, Borden Chemical UK Limited may liquidate or dissolve.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business (other than the abandonment of intellectual property that is no longer material to its business), (ii) comply in all material respects with all material applicable laws, rules, regulations and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.02 Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and, with respect to the Collateral of the Loan Parties (and, with respect to the Collateral of the Loan Parties that are not Domestic Loan Parties, only to the extent such concept or a concept comparable thereto exists in the relevant jurisdiction of such Loan Party), cause all such property and property casualty insurance policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable and additional insured endorsement (or comparable provision applicable in the relevant foreign jurisdiction), in form and substance reasonably satisfactory to the Administrative Agent.

(b) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then Hexion, on behalf of itself and on behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, Hexion or any Subsidiary or the protection of their properties.

Section 5.03 Taxes. Except (in the case of the Debtors only) in accordance with the Bankruptcy Code or by applicable order of the Bankruptcy Court, pay and discharge promptly when due all post-petition (and pre-petition in the case of Foreign Loan Parties) material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than Permitted Liens) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Hexion or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto or except (in the case of the Debtors only) to the extent the non-payment thereof is permitted by the Bankruptcy Code and would not be expected to result in a Material Adverse Effect.

Section 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act) after the end of each fiscal year, (i) (x) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Hexion and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year and (y) consolidating information that explains in reasonable detail the differences between the information relating to Hexion and its Subsidiaries, on the one hand, and the Borrower and Subsidiaries of the Borrower, on the other hand, on a standalone basis and (ii) management’s discussion and analysis of significant operational and financial developments during such fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Hexion and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Hexion of Annual Reports on Form 10-K of Hexion and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b) within 45 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, (i) (x) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Hexion and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year and (y) consolidating information that explains in reasonable detail the differences between the information relating to Hexion and its Subsidiaries, on the one hand, and the Borrower and Subsidiaries of the Borrower, on the other hand, on a standalone basis and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of Hexion on behalf of Hexion as fairly presenting, in all material respects, the financial position and results of operations of Hexion and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Hexion of Quarterly Reports on Form 10-Q of Hexion and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) [Reserved]

(d) (x) Concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of Hexion or the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and, (ii) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary;

(e) Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, Hexion or any of its subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (e) shall be deemed delivered for purposes of this Agreement when posted to the website of Hexion or publicly available through the EDGAR System;

(f) within 90 days after the beginning of each fiscal year, a reasonably detailed consolidated annual budget for such fiscal year, including a description of underlying assumptions with respect thereto, which budget shall in each case be accompanied by the statement of a Financial Officer of Hexion to the effect that such budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(g) upon the reasonable request of the Administrative Agent (not more than once annually), deliver a new or updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g);

(h) (i) for each Variance Date, a DIP Budget Variance Report as of the end of the immediately preceding calendar week and (ii) every fourth week after the DIP Closing Date, an updated DIP Budget setting forth on a weekly basis for the next thirteen weeks (commencing with the immediately succeeding calendar week) an updated budget for such period;

(i) Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, Hexion or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(j) In the event that in respect of any Notes, and any Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit Hexion or any Parent Entity to report at such Parent Entity’s level on a consolidated basis such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for Hexion and its Subsidiaries will satisfy the requirements of such paragraphs;

(k) (i) For each Variance Date, a DIP Budget Variance Report as of the end of the immediately preceding calendar week and (ii) every fourth week after the DIP Closing Date, an updated DIP Budget setting forth on a weekly basis for the next thirteen weeks (commencing with the immediately succeeding calendar week) an updated budget for such period;

(l) Promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by Holdings, Hexion, any Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request and, with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States of America, any available annual reports, actuarial valuation reports or notices from plan sponsors or any governmental entity with respect to such plans;

(m) [Reserved]; and

(n) (i) Promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that Holdings, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that Holdings, Hexion, any Subsidiary or any ERISA Affiliate may request with respect to any Plan or Multiemployer Plan.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings, Hexion or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, Hexion, the Borrower or any Subsidiary Loan Party as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, Hexion or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect and any action Holdings, Hexion or other Subsidiary intends to take regarding such development.

Section 5.06 Compliance with Laws. Subject (in case of the Debtors only) to the effect of the Chapter 11 Cases, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and, upon five (5) Business Days’ notice (or, if an Event of Default has occurred and is continuing, one (1) Business Day’s notice), permit any persons designated by the Administrative Agent to visit, audit and inspect the financial records and the properties of Hexion or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Hexion or the applicable Subsidiary, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of Hexion or any of its Subsidiaries with the officers thereof and independent accountants therefor (in each case set forth in this Section 5.07, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract). If an Event of Default has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent during each visit, inspection and discussion conducted during the existence of such Event of Default.

Section 5.08 Use of Proceeds. The Borrower will use the proceeds of the Initial Term Loans to make one or more intercompany loans to Hexion (the “Intercompany DIP Loans”). Hexion will use the proceeds of the Intercompany DIP Loans (i) to provide for working capital and for other general corporate purposes of the Loan Parties (including payment of fees and expenses in connection with the transactions contemplated hereby) and for costs associated with administration of the Chapter 11 Cases, (ii) to repay loans outstanding under the Prepetition Credit Agreement on the DIP Closing Date and (iii) to provide certain adequate protection payments to certain of the Adequate Protection Parties, which may include the payment, when due or as soon as practicable thereafter, of all reasonable and documented costs, fees and expenses incurred either prior to or after the DIP Closing Date of the Prepetition Agents, certain groups of holders of Notes and their respective counsels and with respect to the Prepetition Credit Agreement other professionals and, other than with respect to the 1-1/2 Lien Notes and Second Lien Notes, the payment of non-default interest as and when due (collectively, the “Adequate Protection Payments”). Notwithstanding anything to the contrary in this Agreement and without limitation to the DIP Orders, no portion of the Loans, the Collateral (including any cash collateral) or the Carve-Out shall be used (i) to challenge, object to or contest, or raise any defense to, the validity, perfection, priority, extent or enforceability of the Loans or other Obligations, the ABL Obligations, or any obligations under the Prepetition Credit Agreement, or any Liens or security interests securing the Obligations, the ABL Obligations or the obligations under the Prepetition Credit Agreement, (ii) to investigate or assert any other claims or causes of action (including under chapter 5 of the Bankruptcy Code) against any Agent, Joint Lead Arranger or Lender, or the ABL Agent or the administrative agent or collateral agent or any lender under the Prepetition Credit Agreement, or any other holder of any Obligations, the ABL Obligations, or any obligations under the Prepetition Credit Agreement or any of their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors, except as provided in the Interim Order and the Final Order with respect to any investigation regarding the Prepetition Credit Agreement, (iii) to prevent, hinder or otherwise delay the Agent’s or the ABL Agent’s assertion, enforcement or realization of Collateral in accordance with the Loan Documents, the ABL Credit Agreement (and related loan documents) or the DIP Orders or (iv) to seek to modify any of the rights granted under the Loan Documents, the ABL Credit Agreement (and related loan documents) or the Prepetition Credit Agreement (or related loan documents), as applicable, to the Agent, the ABL Agent or the administrative agent under the Prepetition Credit Agreement, or any other holders of Obligations, ABL Obligations, or any obligations under the Prepetition Credit Agreement as applicable.

Section 5.09 Compliance with Environmental Laws. Comply with all Environmental Laws applicable to its operations and properties; and comply with and obtain and renew all material permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents or the DIP Orders, in each case subject to paragraph (f) below.

(b) If any asset of the type or types constituting Collateral is acquired by any Loan Party after the DIP Closing Date or owned by an entity at the time it becomes a Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof (y) that are subject to secured financing arrangements containing restrictions permitted by Section 6.09(c) pursuant to which a Lien on such assets securing the Obligations is not permitted or (z) assets that are not required to become subject to Liens in favor of the Administrative Agent pursuant to Section 5.10(f) or the Security Documents) (i) notify the Administrative Agent thereof and (ii) cause such asset to be subjected to a Lien securing the applicable Obligations and take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and, to the extent required under the applicable Security Documents, perfect such Liens, including actions described in paragraph (a) of this Section 5.10, all at the expense of the Loan Parties, subject to paragraph (f) below.

(c) [Reserved].

(d) If any additional Subsidiary is formed or acquired after the DIP Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary), within 15 Business Days after the date such Subsidiary is formed or acquired, notify the Administrative Agent thereof and, within 30 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, to the extent applicable.

(e) (i) Furnish to the Administrative Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided, that Hexion shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f) Notwithstanding anything to the contrary set forth in this Agreement, the DIP Orders or any Security Document, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”):

(i) any property held by (a) Holdings, (b) a Subsidiary that is not a Subsidiary Loan Party and (c) the Borrower other than pursuant to the Dutch Pledge Agreements and any other Dutch Security Documents,

(ii) any Real Property held by Hexion or any of the Subsidiaries as a lessee under a lease,

(iii) any Real Property held by Hexion or any Subsidiary Loan Party outside the United States of America,

(iv) [reserved],

(v) any vehicle,

(vi) certain cash, deposit accounts and securities accounts to be mutually agreed between the Borrower and the Administrative Agent,

(vii) any Equity Interests if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) with respect to contractual obligations, such Equity Interests are not in a Wholly Owned Subsidiary and such obligation existed on the DIP Closing Date or at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Equity Interests, in each case, except insofar as such violation or restriction would be rendered ineffective pursuant to any applicable law, including the Bankruptcy Code,

(viii) any assets owned on or acquired after the DIP Closing Date, to the extent that, and for so long as, taking such actions would violate any applicable law or a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets owned on the DIP Closing Date or acquired with Indebtedness of the type permitted pursuant to Section 6.01(i) or (j) or that is secured by a Lien of the type permitted pursuant to Section 6.02(i) or (j) and except insofar as such violation or restriction would be rendered ineffective pursuant to any applicable law, including the Bankruptcy Code),

(ix) any Equity Interests or evidences of Indebtedness of Indenture Restricted Subsidiaries owned by Hexion, the Borrower or any Indenture Restricted Subsidiary,

(x) any Subsidiary, asset or action with respect to which the Administrative Agent after consultation with the Borrower reasonably determines that the cost or other consequence of the satisfaction of the Collateral and Guarantee Requirement or the provisions of this Section 5.10 or of any Security Document with respect thereto is excessive in relation to the value of the security afforded thereby,

(xi) perfection of any security interest in Collateral to the extent such perfection (or the steps required to provide such perfection) would have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as permitted by the Loan Documents,

(xii) perfection of any security interest in Accounts or other Collateral to the extent such perfection would require notice to customers of Hexion and the Subsidiaries prior to the time that a Default has occurred and is continuing, or

(xiii) any Real Property owned by the Debtors in fee simple until such time (and only until such time) as the Administrative Agent determines that such Real Property (A) has sufficient flood insurance coverage to satisfy the flood insurance requirements of the Federal Emergency Management Agency, (B) is not a Flood Hazard Property or (C) is otherwise not subject to the Federal Emergency Management Agency’s flood insurance requirements, provided that a security interest shall attach immediately and automatically after any such disqualifying condition shall cease to exist.

(g) Complete on or prior to the day that is 90 days after the DIP Closing Date (or such longer time as the Administrative Agent may agree), all actions necessary in order to perfect the security interests of the Secured Parties set forth on Schedule 5.10.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) the Administrative Agent may grant extensions of time for, or waive the requirements to obtain, the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the DIP Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, and (y) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrower.

Section 5.11 Fiscal Year; Accounting. In the case of Hexion, cause its fiscal year to end on December 31 (or such other fiscal year end as is specified in a written notice delivered to the Administrative Agent by Hexion; provided that such other fiscal year end is reasonably acceptable to the Administrative Agent).

Section 5.12 Priority and Liens. At all times:

(a) Each Debtor hereby covenants, represents and warrants that upon the entry of each DIP Order, the Obligations of such Debtor hereunder and under the Loan Documents,

(i) pursuant to section 364(c)(1) of the Bankruptcy Code and subject and subordinate only to the Carve-Out, shall at all times constitute allowed Superpriority Claims, pari passu with the Superpriority Claims arising from the ABL Credit Agreement and related loan documents pursuant to the DIP Orders;

(ii) pursuant to sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code and subject and subordinate only to the Carve-Out and the Permitted Non-Primed Liens (as defined in the Interim Order) described below, shall at all times be secured by first priority, valid, binding, enforceable and perfected security interests in, and Liens upon, all

(A) Principal Properties as of the Petition Date and any other properties that qualify as Principal Properties after the Petition Date, subject to clause (xiii) of the definition of Excluded Property and subject to any Lien permitted by clauses (d), (e) and (h) of Section 6.02 that is valid, perfected, non-avoidable and enforceable as of the Petition Date or that becomes perfected after the Petition Date pursuant to section 546(b) of the Bankruptcy Code;

(B) unencumbered equity interests directly owned by such Debtor including any such equity interest that is subject to valid and perfected Liens in existence on the Petition Date, which Liens are thereafter released or otherwise extinguished in connection with the satisfaction of the obligations secured by such Liens and subject to any Lien permitted by clauses (d), (e) and (h) of Section 6.02 that is valid, perfected, non-avoidable and enforceable as of the Petition Date or that becomes perfected after the Petition Date pursuant to section 546(b) of the Bankruptcy Code;

(C) all other unencumbered tangible and intangible property of such Debtor that is neither Notes Priority Collateral or ABL Priority Collateral (as such terms are defined in the ABL Intercreditor Agreement) including any such property that is subject to valid and perfected Liens in existence on the Petition Date, which Liens are thereafter released or otherwise extinguished in connection with the satisfaction of the obligations secured by such Liens;

(D) subject to the entry of the Final Order, the proceeds of avoidance actions under Chapter 5 of the Bankruptcy Code; and

(iii) pursuant to section 364(c)(3) of the Bankruptcy Code and subject and subordinate to the Carve-Out, shall at all times be secured by valid, binding, enforceable and fully-perfected junior security interests in, and Liens upon, all other tangible and intangible prepetition or postpetition property of the Debtors that is neither Notes Priority Collateral nor ABL Priority Collateral (as such terms are defined in the ABL Intercreditor Agreement) that is subject to a perfected, non-avoidable and enforceable Lien as of the Petition Date or that becomes perfected after the Petition Date pursuant to section 546(b) of the Bankruptcy Code.

(b) The Secured Parties’ Liens on the Collateral shall be senior to any Liens granted thereon to the Prepetition Secured Parties (including as adequate protection) and senior to any Liens granted in favor of the ABL Obligations (other than with respect to proceeds of avoidance actions under Chapter 5 of the Bankruptcy Code, in which the Secured Parties’ Liens and Liens securing the ABL Obligations shall be pari passu).

(c) The Secured Parties’ Liens and Superpriority Claims shall have priority over any claims, charges or liens arising under section 105, 326, 328, 330, 331, 503(b), 507(a), 726, 1113 or 1114 of the Bankruptcy Code, and shall be subject and subordinate only to the Carve-Out; provided that the Superpriority Claims arising under the ABL Credit Agreement provided by the DIP Orders shall be pari passu with the Superpriority Claims of the Secured Parties. Except as set forth herein or in the DIP Orders, no other claim having a priority superior to that granted to the Secured Parties by the Interim Order and Final Order, whichever is then in effect, shall be granted or approved while any Obligations under this Agreement remain outstanding.

(d) Except for the Carve-Out, no costs or expenses of administration shall be imposed against the Administrative Agent, the Lenders, any other Secured Party or any of the Collateral under sections 105 or 506(c) of the Bankruptcy Code, or otherwise, and each of the Debtors hereby waives for itself and on behalf of its estate in bankruptcy, any and all rights under sections 105 or 506(c) of the Bankruptcy Code, or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against the Administrative Agent, the Lenders or any other Secured Party.

Section 5.13 Sanctions. No Loan Party will use the proceeds of any Loan or Letter of Credit hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Person or in any Sanctioned Country or (ii) in any manner that would result in a violation of Sanctions by any Person holding or participating in these Loans. Each Loan Party shall comply in all material respects with all applicable Sanctions, and shall maintain policies and procedures that are designed to ensure compliance with such Sanctions. Notwithstanding the foregoing, this Section 5.13 shall not apply to any Loan Party incorporated or organized under the laws of a country that is a member of the European Union to the extent that such application would cause such Loan Party to violate any applicable law (including, but not limited to, any applicable anti-boycott laws or regulations). The obligations under this Section 5.13 shall apply to any Loan Party incorporated or organized under the laws of a country that is a member of the European Union only to the extent that compliance with any of these obligations does not result in a violation of or conflict with the provisions of the Regulation (EC) No. 2271/1996 (as amended from time to time.

Section 5.14 Compliance with Anti -Money Laundering Laws and Anti-Corruption Laws. Each Loan Party shall, (a) comply in all material respects with all applicable Anti-Terrorism Laws and Anti-Corruption Laws, and shall maintain policies and procedures that are reasonably designed to ensure compliance with all applicable Anti-Terrorism Laws and Anti-Corruption Laws, (b) ensure it does not use any of the credit under the Loan Documents in violation of any Anti-Corruption Laws or Anti-Terrorism Laws and (c) ensure it does not fund any repayment of the credit under the Loan Documents in violation of any Anti-Corruption Laws or Anti-Terrorism Laws. Notwithstanding the foregoing, this Section 5.14 shall not apply to any Loan Party incorporated or organized under the laws of a country that is a member of the European Union to the extent that such application would cause such Loan Party to violate any applicable law.

Section 5.15 Dutch Fiscal Unity. If, at any time, a Dutch Loan Party is part of a Dutch CIT Fiscal Unity and such Dutch CIT Fiscal Unity is, in respect of such Dutch Loan Party, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with any enforcement under any Security Document, such Dutch Loan Party shall, together with the parent (moedermaatschappij) or deemed parent (aangewezen moedermaatschappij) of the Dutch CIT Fiscal Unity, for no consideration and as soon as possible, lodge a request with the relevant Governmental Authority to allocate and surrender any tax losses as referred to in Article 20 of the Dutch CITA to the Dutch Loan Party leaving the Dutch CIT Fiscal Unity within the meaning of Article 15af of the Dutch CITA), to the extent such tax losses are attributable (toerekenbaar) to the Dutch Loan Party leaving the Dutch CIT Fiscal Unity.

Section 5.16 Centre of Main Interest. Each Loan Party incorporated under the laws of a country that is a member of the European Union shall ensure that its centre of main interests (as that term is used in Article 3(1) of the European Union Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast)) remains in its jurisdiction of incorporation and it shall not take any action to change its centre of main interests and no such Loan Party shall create or take any steps to create an “establishment” (as that term is used in Article 2(10) of the European Union Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast)) in any other jurisdiction.

Section 5.17 Ratings. The Loan Parties shall exercise commercially reasonable efforts to obtain (a) public credit ratings of the Term Facility from each of Moody’s and S&P and (b) the Borrower’s public corporate credit and public corporate family ratings issued by S&P and public corporate credit and public corporate family ratings issued by Moody’s to each be maintained (but not to obtain or maintain a specific rating).

Negative Covenants

Hexion and the Borrower each covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, such person will not, and will not permit Hexion, the Borrower or any of the Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) The First Lien Notes, the 1-1/2 Lien Notes, the Second Lien Notes and the other Indebtedness existing, or incurred pursuant to facilities existing, on the DIP Closing Date and set forth on Schedule 6.01; (provided that any such Indebtedness that is (i) intercompany Indebtedness and (ii) any other Indebtedness in an aggregate amount not to exceed $5.0 million shall be excluded from such Schedule 6.01) and, in each case, any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or, without duplication, replacements of such facilities that would constitute Permitted Refinancing Indebtedness with respect to such facilities if all Indebtedness available to be incurred thereunder were outstanding on the date of such replacement (other than Permitted Refinancing Indebtedness in respect of intercompany indebtedness of Hexion or any Subsidiary owed to Hexion or any Subsidiary Refinanced with Indebtedness owed to a person other than Hexion or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of Hexion and any Subsidiary pursuant to Swap Agreements;

(d) Indebtedness of Hexion or any Subsidiary owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings, Hexion or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of Hexion or any Subsidiary to Hexion or any other Subsidiary; provided, that, (i) Indebtedness of any Subsidiary that is not a Loan Party owing to the Loan Parties shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party shall, if legally permissible, be subordinated to the Loan Document Obligations and the Guarantees of the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness of Hexion or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten (10) Business Days of notification to Hexion or the applicable Subsidiary of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) [reserved];

(i) (i) Capital Lease Obligations, mortgage financings and other purchase money Indebtedness incurred by Hexion or any Subsidiary prior to or within 270 days after any acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) otherwise permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof (together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this clause (i)) would not in the aggregate exceed $25.0 million and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(j) Capital Lease Obligations incurred by Hexion or any Subsidiary in respect of any Sale and Lease Back Transaction that is permitted under Section 6.03 and any Permitted Refinancing Indebtedness in respect thereof;

(k) [reserved];

(l) Indebtedness in respect of the ABL Credit Agreement in an outstanding principal amount not in excess of the greater of $350 million and the Borrowing Base (as defined in the ABL Credit Agreement), and Indebtedness under Secured Hedge Agreements, Secured Cash Management Agreements and the Overdraft Line (each as defined therein);

(m) Guarantees (i) by Hexion or any Subsidiary Loan Party of any Indebtedness of Hexion or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by Hexion or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(t)) and (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party; provided that (A) Guarantees by Hexion or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Loan Document Obligations on terms not less favorable to the Lenders than the subordination terms of such other Indebtedness and (B) the Borrower or any Domestic Loan Party that provides a guarantee of any Notes or the ABL Credit Agreement shall also provide a guarantee of the Obligations;

(n) Indebtedness arising from agreements of Holdings, Hexion or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or any Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or any Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(p) Indebtedness of Hexion or any Subsidiary supported by a letter of credit issued under the ABL Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) [reserved];

(s) Indebtedness of Subsidiaries that are not Loan Parties incurred pursuant to working capital facilities in the ordinary course of business in an aggregate principal amount outstanding at any time not to exceed $20.0 million;

(t) unsecured Indebtedness in respect of obligations of Hexion or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees of Hexion or any Subsidiary incurred in the ordinary course of business;

(v) Indebtedness in connection with Permitted Receivables Financings;

(w) Indebtedness after the DIP Closing Date of Hexion or any Subsidiary incurred (i) under cash management services (including, but not limited to, intraday, ACH and purchasing card/T&E services) and (ii) under lines of credit or overdraft facilities extended by one or more financial institutions established for the Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Overdraft Line shall constitute ABL Obligations;

(x) Indebtedness consisting of promissory notes issued by Hexion or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(y) Indebtedness consisting of obligations of Hexion or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with any Investment permitted hereunder;

(z) Indebtedness in respect of the Intercompany DIP Loans;

(aa) [reserved];

(bb) Any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a group company (groepsmaatschappij) incorporated in The Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code;

(cc) any joint and several liability arising as a result of (or the establishment of) a Dutch fiscal unity (fiscale eenheid) between or among Subsidiaries organized in the Netherlands, and

(dd) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (cc) above.

For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.01(a) through (dd) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.01(a) through (dd), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of Hexion or any Subsidiary existing on the DIP Closing Date (including the Liens securing the First Lien Notes, the 1-1/2 Lien Notes and the Second Lien Notes) and set forth on Schedule 6.02(a), or, to the extent not listed in such Schedule, where the aggregate principal amount of Indebtedness secured thereby does not exceed $5.0 million in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the DIP Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations) and shall not subsequently apply to any other property or assets of Hexion or any Subsidiary other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien on the DIP Closing Date, and (ii) proceeds and products thereof;

(b) any Lien created under the Loan Documents, or created or permitted under the Interim Order or the Final Order;

(c) [reserved];

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Hexion or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, Hexion or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by Hexion or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declaration on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Hexion or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i); provided that such Liens attach only to property to which such Indebtedness relates (or accessions to such property and proceeds thereof); provided further that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender or an affiliate thereof;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens disclosed by the title insurance and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by Hexion or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Hexion or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Hexion or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Hexion or any Subsidiary in the ordinary course of business;

(o) Liens arising by virtue of any statutory or common law provisions or similar provisions applicable in foreign jurisdictions relating to banker’s liens, rights of set-off or similar rights, including the pledges of an account bank pursuant to their respective general business terms (AGB-Pfandrechte) subject to the provisions of the respective German Security Documents (as defined in the ABL Credit Agreement);

(p) Liens securing obligations in respect of trade-related letters of credit, trade-related bank guarantees or similar trade-related obligations permitted under Section 6.01(f), (o) or (p) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of Hexion and the Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by Hexion or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(u) [reserved];

(v) the prior rights of consignees and their lenders under consignment or similar arrangements entered into in the ordinary course of business;

(w) Liens arising from precautionary UCC financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (e) of the definition thereof;

(z) Liens in respect of Permitted Receivables Financings that extend only to the receivables subject thereto;

(aa) Liens on goods or Inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of Hexion or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of Hexion or such Subsidiary, as applicable, in respect of such letter of credit or bank guarantee to the extent permitted under Section 6.01 (other than Section 6.01(k));

(bb) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) Liens in favor of Hexion or any Subsidiary Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

(dd) [reserved];

(ee) [reserved];

(ff) [reserved];

(gg) [reserved];

(hh) [reserved];

(ii) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by the foregoing clauses; provided, however, that (x) such new Lien shall be limited to all or part of the same property (which, for the avoidance of doubt, may include after-acquired property to the extent such after acquired property would be subject to the existing Lien) that secured the original Lien (plus improvements on and accessions to such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(jj) deposits or other Liens (other than first-priority Liens on the ABL-Priority Collateral) with respect to property or assets of Hexion or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not exceeding $5.0 million;

(kk) Liens on the Equity Interests of Momentive Specialty Chemicals Pty. Ltd. to the extent securing Indebtedness of Momentive Specialty Chemicals Pty Ltd. and its Subsidiaries permitted hereunder;

(ll) Any Lien arising under the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in The Netherlands pursuant to its general terms and conditions;

(mm) Liens securing Indebtedness incurred under Section 6.01(l) or 6.01(s); and

(nn) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein in Canada; provided they do not reduce the value of any Collateral or interfere in any material respect with the ordinary conduct of the business of Hexion or any Subsidiary; and, with respect to real property which is located in Alberta, any exceptions and qualifications to title set forth in any applicable land titles or similar legislation in Alberta, so long as (i) no funds in relation to such exception and qualifications are at any time owing beyond the date on which they are due and (ii) such exceptions and qualifications do not have a material adverse impact on the value of the lands to which they relate or the business being conducted thereon.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Section 6.02(a) through (nn) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (nn), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 6.03 Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease Back Transaction”); provided, that a Sale and Lease Back Transaction shall be permitted (a) with respect to (i) Excluded Property (other than Principal Properties), (ii) property owned by Hexion or any Subsidiary Loan Party that is acquired after the DIP Closing Date so long as such Sale and Lease Back Transaction is consummated within 270 days of the acquisition of such property or (iii) property owned by any Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) with respect to any property owned by Hexion or any Subsidiary Loan Party, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, together with the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), would not exceed $2.5 million.

Section 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) the Transactions;

(b) (i) Investments by Hexion or any Subsidiary in joint ventures or the Equity Interests of any Subsidiary; (ii) intercompany loans from Hexion or any Subsidiary to Hexion or any Subsidiary or joint ventures; and (iii) Guarantees by Hexion or any Subsidiary of Indebtedness of a joint venture or of Indebtedness otherwise permitted hereunder of Hexion or any Subsidiary; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the DIP Closing Date by the Loan Parties pursuant to clause (i) in joint ventures and Subsidiaries that are not Subsidiary Loan Parties, plus (B) net intercompany loans made by Loan Parties after the DIP Closing Date to joint ventures and Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees by Loan Parties of Indebtedness after the DIP Closing Date of joint ventures and Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii) (other than Guarantees by Loan Parties of the obligations under Secured Hedge Agreements (as defined in the ABL Credit Agreement) of the Subsidiaries that are not Loan Parties) shall not exceed an aggregate net amount equal to $2.5 million; and provided further that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations and intercompany sales of Holdings, Hexion and the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt of non-cash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of Holdings, Hexion or any Subsidiary (i) in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of any Parent Entity or Hexion solely to the extent that the amount of such loans and advances shall be contributed to Hexion in cash as common equity;

(f) Accounts, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements (excluding any Swap Agreement entered into for speculative purposes);

(h) Investments existing on, or contractually committed as of, the DIP Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investments existing or committed on the DIP Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the DIP Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s), (aa) and (jj);

(j) other Investments by Hexion or any Subsidiary in connection with cash management, working capital or treasury functions; provided that, after giving effect to such Investment, the aggregate amount of all Investments made pursuant to this paragraph (j) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) shall not exceed $25.0 million (plus any returns of capital actually received by the respective investor in respect of Investments theretofore made by it pursuant to this paragraph (j)); provided further that $2.5 million of such $25.0 million limitation may be used for other Investments;

(k) [reserved];

(l) intercompany loans and other Investments between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01;

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by Hexion or any Subsidiary as a result of a foreclosure by Hexion or such Subsidiary, as applicable, with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary that is acquired after the DIP Closing Date or of an entity merged into or amalgamated or consolidated with Hexion or a Subsidiary after the DIP Closing Date, in each case, (i) to the extent the acquisition of such Subsidiary or such merger, amalgamation or consolidation, as applicable, is permitted under this Section 6.04 and, in the case of any merger, amalgamation or consolidation, permitted under Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(o) acquisitions by any Loan Party of obligations of one or more officers or other employees of Hexion, any Parent Entity, such Loan Party or its subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Hexion or any Parent Entity, so long as no cash is actually advanced by the Borrower, Hexion or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by Hexion or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Hexion or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of Hexion or any Parent Entity;

(r) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(s) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(t) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(u) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Hexion or any Subsidiary;

(v) Investments by Hexion or any of the Subsidiaries, including loans to any Parent Entity, if Hexion or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(w) Investments arising as a result of Permitted Receivables Financings;

(x) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(y) purchases and acquisitions of Inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(z) Investments received substantially contemporaneously in exchange for Equity Interests of Hexion or any Parent Entity;

(aa) Investments in connection with the purchase, cancellation, or repayment of the Industrial Revenue Bonds, at par or at a premium; and

(bb) the Intercompany DIP Loans.

Section 6.05 Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate or amalgamate with it, or sell, transfer, lease, license, or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary or, except to the extent otherwise permitted by Section 6.01, any Disqualified Stock of Hexion, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section 6.05 shall not prohibit:

(a) (i) the lease, purchase and sale of Inventory in the ordinary course of business by Hexion or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by Hexion or any Subsidiary, (iii) the sale of surplus, damaged, obsolete or worn out equipment or other property in the ordinary course of business by Hexion or any Subsidiary or (iv) the sale or disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately thereafter no Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary into or with Hexion in a transaction in which Hexion is the survivor, (ii) the merger, amalgamation or consolidation of any Domestic Subsidiary into or with any Domestic Loan Party in a transaction in which the surviving or resulting entity is a Domestic Loan Party or the merger, amalgamation or consolidation of any Foreign Subsidiary into or with any Foreign Loan Party in a transaction in which the surviving or resulting entity is a Foreign Loan Party and, in the case of each of clauses (i) and (ii), no person other than Hexion or a Subsidiary Loan Party receives any consideration, (iii) the merger, amalgamation or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other

Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) if Hexion determines in good faith that such liquidation, dissolution or change in form is in the best interests of Hexion or such Subsidiary and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge, amalgamate or consolidate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary;

(c) sales, transfers, licenses, leases or other dispositions (i) to Hexion or any Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Sections 6.04 and 6.07 or (ii) by any Subsidiary that is not a Subsidiary Loan Party;

(d) Sale and Lease Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06;

(f) the sale or other disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the account party thereon and not as part of an accounts receivable financing transaction;

(g) [reserved];

(h) [reserved];

(i) leases, licenses, cross-licensing arrangements, or subleases or sublicenses of any real or personal property (including any technology or other intellectual property) of Hexion or any Subsidiary in the ordinary course of business;

(j) sales, leases or other dispositions of Inventory of Hexion and Inventory of the Subsidiaries determined by the management of Hexion to be no longer useful or necessary in the operation of the business of Hexion or any of the Subsidiaries;

(k) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings or factoring programs; provided that the purchase and sale or other transfer (including by capital contribution) of Receivables Assets by the Loan Parties pursuant to factoring programs shall not exceed $25.0 million outstanding at any time (calculated as the aggregate cash amount paid by the purchasers under any such factoring program in connection with their purchase of Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets);

(l) sales, transfers, leases or other dispositions; provided that (i) the aggregate gross proceeds thereof shall not exceed, in any fiscal year of Hexion, $50.0 million, (ii) no Default or Event of Default exists or would result therefrom and (iii) any net cash proceeds received by Hexion or a Subsidiary in any such sale, transfer, lease or disposition shall be applied in accordance with Section 2.12(e); provided further that amounts not fully utilized in any fiscal year may not be carried forward and utilized in subsequent fiscal years;

(m) the Transactions;

(n) [reserved];

(o) [reserved]; and

(p) [reserved].

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses and other dispositions (x) to Loan Parties or (y) permitted by Section 6.05(e) (f), (j) or (m)) unless such disposition is for fair market value (as determined by the Borrower in good faith); (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (c)(ii) and (d) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that the provisions of clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $7.5 million or to other transactions involving assets with a fair market value of not more than $10.0 million in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of clause (ii), (a) the amount of any liabilities (as shown on Hexion or such Subsidiary’s most recent balance sheet or in the notes thereto) of Hexion or such Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by Hexion or such Subsidiary from such transferee that are converted by Hexion or such Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by Hexion or such Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $5.0 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash. To the extent any Collateral is disposed of in a transaction permitted by this Section 6.05 to any person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by any Loan Party in order to evidence the foregoing.

Section 6.06 Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make, directly or indirectly, any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any Equity Interests of

Hexion or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of Hexion or any Parent Entity (any of the foregoing, a “Restricted Payment”); provided, however, that:

(a) any Subsidiary may declare and pay Dividends to Hexion or to any Wholly Owned Subsidiary of Hexion (or, in the case of non-Wholly Owned Subsidiaries, to Hexion or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of Hexion or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not Hexion or a Subsidiary is permitted under Section 6.04);

(b) Hexion or any Subsidiary may declare and pay Dividends in respect of (i) (A) overhead and legal, accounting and other professional fees and expenses of any Parent Entity in an aggregate amount not to exceed $3.0 million and (B) franchise taxes and other fees, taxes and expenses in connection with the maintenance of any Parent Entity’s existence and its direct or indirect ownership of Hexion; provided that, in the case of such clauses (A) and (B), the amount of such Dividends shall not exceed the portion of any amounts referred to in such clauses (A) and (B) that are allocable to Hexion and its Subsidiaries (which shall be 100.0% for so long as such Parent Entity owns no assets other than the Equity Interests in Hexion or a Parent Entity); (ii) payments permitted by Section 6.07(b); (iii) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent Entity, in each case in order to permit such Parent Entity to make such payments; and (iv) Tax Distributions.

(c) [reserved];

(d) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) Hexion or any Subsidiary may make Restricted Payments to allow any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(f) [reserved];

(g) [reserved];

(h) [reserved]; and

(i) Hexion and its Subsidiaries may consummate the Transactions.

Section 6.07 Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10.0% or more of any class of capital stock of Hexion in a transaction, unless such transaction is upon terms no less favorable to Hexion or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Hexion.

(ii) loans or advances to employees or consultants of the Borrower (or any direct or indirect parent of the Borrower), or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among Hexion and any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, amalgamation or consolidation in which a Subsidiary is the surviving entity) not prohibited by this Agreement,

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, Hexion and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to Hexion and its Subsidiaries (which shall be 100.0% for so long as such Parent Entity owns no assets other than the Equity Interests in Hexion or another Parent Entity and assets incidental to the ownership of Hexion and the Subsidiaries);

(v) transactions pursuant to the agreements and arrangements in existence on the DIP Closing Date and set forth on Schedule 6.07 or any amendment thereto or substantially similar transactions or arrangements to the extent such amendment or substantially similar transactions or arrangements or is not adverse to the Lenders in any material respect.

(vi) (a) any employment agreements entered into by Hexion or any of the Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06, including payments to any Parent Entity,

(viii) any purchase of the Equity Interest of Hexion or any contribution to the equity capital of Hexion,

(ix) transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business,

(x) any transaction by Hexion or any of the Subsidiaries in respect of which Hexion or such Subsidiary delivers to the Administrative Agent a letter addressed to the Board of Directors of Hexion or such Subsidiary from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (a) in the good faith determination of Hexion or such Subsidiary qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that (x) such transaction is on terms that are no less favorable to Hexion or such Subsidiary than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate or (y) is fair, from a financial point of view to Hexion or such Subsidiary,

(xi) the Intercompany DIP Loans,

(xii) intercompany transactions for the purpose of improving the consolidated tax efficiency of Hexion and the Subsidiaries; provided that such transactions are not materially adverse to the Lenders;

(xiii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement and upon terms no less favorable to Hexion or the Subsidiaries than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate (as determined by Hexion in good faith);

(xiv) [reserved];

(xv) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,

(xvi) [reserved],

(xvii) without duplication of any amounts otherwise paid with respect to taxes, payments by any Parent Entity, Hexion and the Subsidiaries pursuant to tax sharing agreements among such Parent Entity, Hexion and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party,

(xviii) transactions pursuant to the ABL Credit Agreement and any Permitted Receivables Financing,

(xix) payments or loans (or cancellations of loans) to employees or consultants that are (a) approved by a majority of the Board of Directors of Hexion in good faith, (b) made in compliance with applicable law and (c) otherwise permitted under this Agreement, or

(xx) transactions permitted by, and complying with, the provisions of Section 6.01, 6.04(b), 6.04(l), 6.05(b) (except for Section 6.05(b)(v)).

Section 6.08 Business of Hexion and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a) in the case of Hexion, the Borrower and any Subsidiary (other than the Notes Issuers), any business or business activity conducted by any of them on the DIP Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions;

(b) in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financings; and

(c) in the case of any Notes Issuer, (i) ownership of intercompany loans, (ii) performance of its obligations under and in connection with the First Lien Notes Documents, the 1-1/2 Lien Notes Documents and the Second Lien Notes Documents, as applicable (and the documents governing any Permitted Refinancing Indebtedness in respect of the First Lien Notes, the 1-1/2 Lien Notes or the Second Lien Notes) and any other Indebtedness permitted to be incurred by them under Section 6.01 and the Loan Documents and (iii) actions required by law to maintain its existence.

Section 6.09 Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of Hexion or any Subsidiary Loan Party.

(b) (i) Make directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness of Hexion or any Subsidiary Loan Party that is expressly subordinate to the Loan Document Obligations (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (a) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing, (b) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to Hexion or any Subsidiary by Hexion or any Parent Entity from the issuance, sale or exchange by Hexion (or any direct or indirect parent of Hexion) of Equity Interests made within eighteen months prior thereto, and (c) the conversion of any Junior Financing to Equity Interests of Hexion or any of its direct or indirect parents; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing (or any Permitted Refinancing Indebtedness in respect thereof), the ABL Credit Agreement or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (a) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders or (b) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to Hexion or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by any Loan Party or such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the DIP Closing Date (including under the First Lien Notes Documents, the 1-1/2 Lien Notes Documents, the Second Lien Notes Documents and the ABL Credit Agreement), under Indebtedness existing on the DIP Closing Date and set forth on Schedule 6.01, the ABL Credit Agreement, the Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than Indebtedness secured by Second-Priority Liens on the Collateral) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) [reserved];

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business consistent with past practice;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary net worth provisions contained in Real Property leases entered into by Hexion or the Subsidiaries, so long as Hexion has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Hexion or any of its Subsidiaries to meet their ongoing obligations;

(L) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary other than Subsidiaries of such new Subsidiary;

(M) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party;

(N) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(O) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary; or

(P) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (P) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the applicable Subsidiary, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.10 Financial Covenant. Permit Liquidity as of the close of business on any day to be less than $35.0 million. For purposes of the foregoing, Liquidity for any non-Business Day shall be Liquidity as of the immediately preceding Business Day.

Section 6.11 No Other “Designated Senior Debt”. Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same in, or the subordination provisions contained in any indenture governing Indebtedness permitted to be incurred hereunder that is senior subordinated Indebtedness, in each case other than the Loan Document Obligations, the ABL Obligations and the obligations in respect of the Notes and other senior debt permitted to be incurred under Section 6.01 and any Permitted Refinancing Indebtedness thereof.

Section 6.12 Fiscal Year; Accounting. In the case of Hexion or any Subsidiary, permit its fiscal year to end on any date other than December 31 without prior notice to the Administrative Agent given concurrently with any required notice to the SEC.

Section 6.13 Superpriority Claims. Incur, create, assume, suffer to exist or permit any other Superpriority Claim that is pari passu with or senior to the claims of the Agents and the Secured Parties against the Debtors except with respect to the Carve-Out and the Superpriority Claims granted to the holders of obligations under the ABL Credit Agreement (which claims shall be pari passu with the Superpriority Claims of the Secured Parties).

Section 6.14 Anti-Corruption Laws and Sanctions. The Borrower will not request any Borrowing, and shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Notwithstanding the foregoing, this Section 6.14 shall not apply to any Loan Party incorporated or organized under the laws of a country that is a member of the European Union to the extent that such application would cause such Loan Party to violate any applicable law (including, but not limited to, any applicable anti-boycott laws or regulations). The obligations under this Section 6.14 shall apply to any Loan Party incorporated or organized under the laws of a country that is a member of the European Union only to the extent that compliance with any of these obligations does not result in a violation of or conflict with the provisions of the Regulation (EC) No. 2271/1996 (as amended from time to time).

ARTICLE VIA

Holdings Negative Covenants

Holdings covenants and agrees with each Lender that unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type permitted by Section 6.02(d), (e), (k) or (o)) on any of the Equity Interests issued by Hexion to Holdings other than Liens created under the Loan Documents and Liens securing the ABL Obligations, First Lien Notes or other Indebtedness secured by first-priority liens on the Collateral permitted by Section 6.02 and (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that, so long as no Default exists or would result therefrom, Holdings may merge with any other person.

ARTICLE VII

Events of Default

Section 7.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Hexion or any other Loan Party herein or in any other Loan Document, the Perfection Certificate or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Hexion or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by Hexion or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Hexion or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) Hexion or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness, at the stated final maturity thereof; provided, that this clause (f) shall not apply to (x) Material Indebtedness of a Debtor that becomes due as a result of the filing of the Chapter 11 Cases, so long as no non-Debtor Loan Party is an obligor thereunder or (y) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary case or proceeding shall be commenced or an involuntary petition shall be filed (including the filing of a notice of intention in respect thereof) relating to (i) other than with respect to the Debtors, the liquidation, reorganization, winding up, dissolution or suspension of general operations or other relief in respect of any of the Subsidiaries, or of a substantial part of the property or assets of any of the Subsidiaries under any Debtor Relief Law, (ii) other than with respect to the Debtors, the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any of the

Subsidiaries or for a substantial part of the property or assets of any of the Subsidiaries; or (iii) the winding-up or liquidation of Hexion or any of the Subsidiaries (except, in the case of any Subsidiary (other than the Borrower), in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) other than with respect to the Debtors, any of the Subsidiaries shall (i) voluntarily commence any proceeding or file any petition or application seeking liquidation, winding up, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, interim receiver, receiver and manager, receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Subsidiaries or for a substantial part of the property or assets of any of the Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by any Subsidiary to pay one or more final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance and to the extent, with respect to the Debtors, arising after the Petition Date), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Hexion or any Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a U.S. district court to administer any Plan (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan or (iii) Hexion or any Subsidiary shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l) (i) any Loan Document shall for any reason be asserted in writing by Hexion or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document or the DIP Orders and to extend to assets that constitute a material portion of the Collateral, shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document or the DIP Orders and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the DIP Orders or the Security Documents or to file UCC continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral

Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Holdings, Hexion, the Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings, Hexion, the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); or

(m) Any of the following events shall occur:

(A) The entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(B) the entry of an order appointing a chapter 11 trustee in any of the Chapter 11 Cases;

(C) the entry of an order in the Chapter 11 Cases appointing an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code);

(D) the entry of an order in the Chapter 11 Cases denying or terminating use of cash collateral by the Debtors;

(E) the entry of an order in the Chapter 11 Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders under which any person takes action against the Collateral or that becomes a final non-appealable order, or the commencement of other actions taken by any Loan Party or Debtor that is materially adverse to the Administrative Agent, the Joint Lead Arrangers, the Lenders or their respective rights and remedies under the Term Facility in any of the Chapter 11 Cases or inconsistent with the Loan Documents;

(F) the entry of an order approving a sale of all or substantially all of the Debtors’ assets under Section 363 of the Bankruptcy Code or otherwise, which order does not provide for the indefeasible payment in full in cash of all Obligations;

(G) the filing of any pleading by any Loan Party or Debtor seeking, or otherwise consenting to, any of the matters set forth in clauses A. through F. above;

(H) the entry of the Final Order shall not have occurred within 45 days after entry of the Interim Order (or such later date as approved by the Administrative Agent and the Required Lenders), or there shall be a breach by any Loan Party of any material provisions of the Interim Order (prior to entry of the Final Order) or the Final Order, or the Interim Order (prior to entry of the Final Order) or Final Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment, without the prior written consent of the Administrative Agent and Required Lenders;

(I) the entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) against any asset with a value in excess $35 million;

(J) the payment of any prepetition claims (other than as permitted by the Interim Order (prior to entry of the Final Order), the Final Order, any First Day Orders or pursuant to an order entered in the Chapter 11 Cases that is supported, or not objected to, by the Administrative Agent);

(K) any lien securing or superpriority claim in respect of the Obligations shall cease to be valid, perfected (if applicable) and enforceable in all respects or to have the priority granted under the Security Documents, the Interim Order (prior to entry of the Final Order) and the Final Order;

(L) the existence of any claims or charges, or the entry of any order of the Bankruptcy Court authorizing any claims or charges, other than in respect of the Credit Facilities or the Carve-Out, entitled to superpriority under Section 364(c)(1) of the Bankruptcy Code pari passu or senior to the Credit Facilities, or there shall arise or be granted by the Bankruptcy Court (i) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve-Out or the Superpriority Claims of the ABL Credit Agreement or any superpriority claims in respect of the Intercompany DIP Loans) or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, in the Security Documents or the DIP Orders, except as expressly provided in this Agreement or in the Interim Order or the Final Order (but only in the event specifically consented to by the Administrative Agent), whichever is in effect;

(M) the Debtors, the Loan Parties or any of their subsidiaries, shall seek, obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Agent, the Joint Lead Arrangers or any of the Lenders relating to the Credit Facilities or against the administrative agent or other holders of obligations under the Prepetition Credit Agreement, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against the Administrative Agent, the Joint Lead Arrangers or Lenders;

(N) the Debtors file a plan of reorganization other than an Approved Plan of Reorganization without the consent of the Administrative Agent and the Required Lenders, (ii) the Debtors shall have commenced or participated in furtherance of any solicitation in respect of a proposed plan of reorganization other than an Approved Plan of Reorganization, (iii) an Approved Plan of Reorganization is amended, supplemented or otherwise modified such that it no longer satisfies the definition thereof, (iv) a plan of reorganization is confirmed that is not an Approved Plan of Reorganization and (v) the Bankruptcy Court shall terminate the period pursuant to Section 1121 of the Bankruptcy Code, or the period shall expire, during which the Debtors have the exclusive right to file a plan of reorganization and solicit acceptances thereof; or

(O) the occurrence of any Event of Default as defined under the ABL Credit Agreement.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) exercise all rights and remedies granted to it under any Loan Document and all its rights under any other applicable law or in equity; and in any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Agents

Section 8.01 Appointment.

(a) Each Lender (in such capacity) hereby irrevocably designate and appoint the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents and any applicable intercreditor agreement, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf, in any form, notarial or otherwise. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Except as expressly otherwise provided in this Agreement, each of the Administrative Agent and the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including the exercise of remedies pursuant to Section 7.01, and any action so taken or not taken shall be deemed consented to by the Lenders.

(b) In furtherance of the foregoing, each Lender hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) and Section 9.05 as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

Section 8.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact (to which it shall be entitled to grant power of attorney for these purposes) and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. None of the Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from Hexion or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, Hexion shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 8.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct (as found by a final and nonappealable decision of a court of competent jurisdiction).

Section 8.03 Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (x) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (y) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its respective Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, electronic transmission, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to Holdings, Hexion or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to such Credit Event. The Administrative Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.07 Indemnification. Each Lender agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its aggregate outstanding Loans hereunder determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon twenty (20) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by Hexion (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is twenty (20) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. The parties hereto acknowledge and agree that, for purposes of the Dutch Security Documents, any resignation by the Collateral Agent is not effective until its rights under and obligations with respect to the Parallel Debts are assigned to and assumed by the successor Collateral Agent.

Section 8.10 Arrangers. None of the Joint Lead Arrangers shall have any relationship of trust or agency with any Loan Party or any duties, responsibilities or obligations hereunder in its respective capacity as such.

Section 8.11 Security Documents and Collateral Agent Under Security Documents and Guarantees. The Lenders authorize the Administrative Agent to release any Collateral or Guarantors in accordance with Section 9.18. The Lenders irrevocably agree that (a) the Collateral Agent may, without any further consent of any Lender, enter into or amend any intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, (b) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of Hexion as to whether any such other Liens are permitted and (c) any intercreditor agreement referred to in the foregoing clause (a), entered into by the Collateral Agent, shall be binding on the Secured Parties. Furthermore, the Lenders hereby authorize the Administrative Agent and the Collateral Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by Section 6.02 to be senior to the Liens of the Collateral Agent on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and Collateral Agent shall do so upon request of Hexion; provided, that prior to any such request, Hexion shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of Hexion certifying that such Lien is permitted under this Agreement or that such property is Excluded Property, as applicable.

Section 8.12 Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, Assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, Holdings, Hexion, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantees, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

ARTICLE IX

Miscellaneous

Section 9.01 Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party (subject to Section 9.24) or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which Hexion posts such documents, or provides a link thereto on Hexion’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on Hexion’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) Hexion shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Hexion to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) Hexion shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(d), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Hexion with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, Hexion, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, Hexion, the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than pursuant to a merger permitted by Section 6.05(b)) without the prior written consent of each Lender (and any attempted assignment or transfer without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 or Article X. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in subclause (b)(ii) below, any Lender may assign to one or more assignees (other than a natural person) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) Hexion; provided, that no consent of Hexion shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other person; provided, further, that Hexion shall be deemed to have consented to any such assignment unless Hexion shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the Administrative Agent (except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000 unless Hexion and the Administrative Agent otherwise consent; provided, that no such consent of Hexion shall be required if an Event of Default has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more related Approved Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall (x) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (y) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that (i) assignments pursuant to Section 2.19 shall not require the signature of the assigning Lender to become effective, (ii) any such processing and recordation fee in connection with assignments pursuant to Section 2.19 shall be paid by Hexion or the Assignee and (iii) only one such processing and recordation fee shall be payable in connection with simultaneous assignments to two or more Assignees that are Affiliates of one another, or to two or more Approved Funds that are managed by the same investment advisor;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) assignment or transfer to or assumption by any person of Commitments or Loans shall only be permitted if such person is a Non-Public Lender.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (x) a Lender, (y) an Affiliate of a Lender or (z) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement or sell any participation to the Borrower or any of its Affiliates.

(iii) Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Hexion, the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section and any applicable tax forms, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a Promissory Note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c) (i) Any Lender may, without the consent of Hexion or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of Loans at the time owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Hexion, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or subclauses (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (ii) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Each Lender that sells a participation agrees, at Hexion’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) or (c) with respect to any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Sections 2.17(f) and (g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided, that such Participant shall be subject to 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Administrative Agent or any Loan Party, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Promissory Notes to any Lender requiring Promissory Notes to facilitate transactions of the type described in clause (d) above.

(f) If the Borrower wishes to replace the Loans or Commitments of any Class with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders of such Class, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders of such Class, to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.04(b)(ii)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders of such Class, in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any other amounts owing pursuant to this Agreement. By receiving such purchase price, the Lenders of such Class, shall automatically be deemed to have assigned the Loans or Commitments of such Class, pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(g) Notwithstanding the foregoing, no assignment may be made and, to the extent the list of such Ineligible Institution has been made available to all Lenders, no participation sold to an Ineligible Institution without the prior written consent of Hexion.

Section 9.05 Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments, administration of this Agreement and the other Loan Documents (including expenses incurred in connection with due diligence, initial and ongoing appraisals and Collateral examinations to the extent incurred in accordance with the terms of this Agreement, mortgage recordings, title registrations, UCC filings and other filings in connection with the creation and perfection of the Liens of the Collateral Agent (and the priority thereof) as contemplated hereby or other Loan Documents and the reasonable fees, disbursements and charges of no more than one counsel in each jurisdiction where Collateral is located) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not such amendment, waiver or modification is approved by the applicable Lenders), including the reasonable fees, charges and disbursements of Simpson, Thacher & Bartlett LLP and Landis Rath & Cobb LLP, counsel for the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers, and the reasonable fees, charges and disbursements of one local counsel per applicable jurisdiction (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another firm for such affected person); and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s (or Hexion’s) prior written consent (not to be unreasonably withheld), of another firm for such affected person).

(b) The Borrower agrees to indemnify the Administrative Agent, the Agents, the Joint Lead Arrangers, each Lender, each of their respective Affiliates, successors and assigns and each of their respective Related Parties (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable documented counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where such Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s (or Hexion’s) prior written consent (not to be unreasonably withheld), of another firm of such for such affected Indemnitee), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, and regardless of whether any of the foregoing is raised or initiated by a third party or the Borrower (including its equity holders, affiliates, creditors, or any other person) or any other Loan Party or any Subsidiary; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, (x) “Indemnitee” shall not include any agents or advisors and (y) each of the Administrative Agent, any Joint Lead Arranger or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the

Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (a) any claim related in any way to Environmental Laws and Holdings, Hexion or any of the Subsidiaries, or (b) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property currently or formerly owned or operated by Holdings, Hexion or any of the Subsidiaries; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to Hexion or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the facilities hereunder or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes other than any Taxes that represent losses or damages from any non-Tax claim.

(d) To the fullest extent permitted by applicable law, Holdings, Hexion and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06 Right of Set off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of Holdings, Hexion or any Subsidiary against any of and all the Obligations of Holdings, Hexion or any Subsidiary now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or such other Loan Document and although the Obligations may be unmatured; provided, that no amounts set off with respect to any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of each Lender and each of their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OTHER THAN (AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO SUCH LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 8.11, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, Hexion, the Borrower and the Required Lenders and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party thereto and the Administrative Agent, or the Collateral Agent, as the case may be, and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that no amendment to the financial definitions in this Agreement shall constitute a reduction in the rate of interest for purposes of this clause (i);

(ii) increase or extend the Commitment of any Lender or decrease any fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender;

(iii) extend any date on which payment of interest on any Loan or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv) amend the provisions of Section 2.11(d) or Section 2.18(b) of this Agreement or any comparable provision of any other Security Document in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly adversely affected thereby;

(v) amend or modify the provisions of this Section 9.08 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender directly adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the DIP Closing Date); or

(vi) release all or substantially all the Collateral or release any of Holdings, Hexion, the Borrower or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees unless, in each case, sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

(c) Without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Secured Party under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof (provided that such credit facilities shall not rank senior in right of payment or of security with the existing facilities hereunder unless otherwise agreed by each Lender directly adversely affected thereby) and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Holdings, Hexion, the Borrower and the Administrative Agent to the extent necessary to cure any ambiguity, omission, defect or inconsistency.

(f) With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Borrower may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three (3) Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Borrower’s election, (i) state that the Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Section 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (ii) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, such requirements have been satisfied (in which case it shall deliver to the Borrower a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Secured Parties hereby authorize the Administrative Agent to make such determinations.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process. Subject to clause (e) of the following sentence, all judicial proceedings brought against any party arising out of or relating hereto or any other Loan Documents, or any of the Obligations, shall be brought in any state or federal court of competent jurisdiction in the State, County and City of New York, including, with respect to the Debtors, the Bankruptcy Court. By executing and delivering this Agreement, each Loan Party, for itself and in connection with its properties, irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts (other than with respect to actions by any Agent in respect of rights under any Security Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto); (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable Loan Parties at its address provided in accordance with Section 9.01; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable Loan Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every aspect and (e) agrees that Agents and Lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Documents or the enforcement of any judgment.

Section 9.16 Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, Hexion and any Subsidiary furnished to it by or on behalf of Holdings, Hexion or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, Hexion or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender or Agent (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (iii) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any pledgee under Section 9.04(d) or any other prospective Assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (vi ) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16).

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.16) FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, HEXION, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, HEXION, THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, HEXION, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, HEXION, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.17 Direct Website Communications.

(a) Delivery.

(i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the

Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document but only to the extent requested by the Administrative Agent. Nothing in this Section 9.17 shall prejudice the right of the Agents, the Joint Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth in Section 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (a) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such e-mail address.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). Certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, Hexion, the Borrower or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may not be distributed to the Public Lenders and that (i) all such Communications shall be clearly and conspicuously marked “PRIVATE” which, at a minimum, shall mean that the word “PRIVATE” shall appear prominently on the first page thereof, (ii) by not marking Communications “PRIVATE,” The Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Holdings, Hexion, the Borrower or their respective securities for purposes of United States federal and state securities laws, (iii) all Communications not marked “PRIVATE” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Communications that are marked “PRIVATE” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(c) Platform. The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its

Affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18 Release of Liens and Guarantees. (a) The Agents and Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full, as set forth in Section 9.18(d) below; (ii) upon the sale or other disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by the Responsible Officer of Hexion or the Borrower upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with clause (b) below, (vi) as provided in Section 8.11, (vii) as contemplated by any intercreditor agreement, (viii) to the extent any asset or property constitutes Excluded Property and (ix) as required by the Collateral Agent to effect any sale or disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or Obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale or disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, the Agents and Lenders hereby irrevocably agree that the Subsidiary Loan Parties shall be released from the Guarantees and the Security Documents upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary Loan Party ceasing to constitute a Subsidiary Loan Party or otherwise a Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Responsible Officer of the Borrower or Hexion upon its reasonable request without further inquiry).

(c) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower or Hexion and at such Loan Party’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, upon the Termination Date, upon request of Hexion, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Obligations under any Loan Document, whether or not on the date of such release there may be any contingent indemnification Obligations or expense reimburse claims not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 9.19 Parallel Debt.

(a) Each Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to its Corresponding Obligations as they may exist from time to time (each a “Parallel Debt”). Each Parallel Debt will become due and payable at the same time as the relevant Corresponding Obligation becomes due and payable.

(b) The rights of the Collateral Agent under the Parallel Debts are the Collateral Agent’s own claims to receive payment from the Loan Parties, several and independent from any right that a Secured Party may have under the Loan Documents.

(c) An amount received by the Collateral Agent in discharge of a Parallel Debt will discharge the relevant Corresponding Obligation in an equal amount.

(d) The aggregate amount outstanding under the Parallel Debts will never exceed the aggregate amount outstanding under the Corresponding Obligations.

Section 9.20 Dutch Powers of Attorney. If any Dutch Loan Party is represented by an attorney in connection with the signing and/or execution of any Loan Document (including by way of accession to this Agreement or any other agreement, deed or document referred to in or made pursuant to this Agreement), it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of The Netherlands.

Section 9.21 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.22 Acknowledgments. Each of Holdings, Hexion and the Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Lenders is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether any Lender has advised or is advising any Loan Party on other matters, and the relationship between the Lenders, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lenders, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Lenders, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Lenders are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lenders have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other person, (g) no Lender has any obligation to the Loan Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender and the Loan Parties or any such Affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

Section 9.23 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.24 Agency of Hexion for the Borrower. Except with respect to Section 9.8 of this Agreement, the Borrower hereby appoints Hexion as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and consents hereunder or thereunder, the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto, and taking all other actions (including in respect of compliance with covenants and certifications) on behalf of the Borrower hereunder or thereunder. Hexion hereby accepts such appointment. The Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Hexion shall be deemed for all purposes to have been made by the Borrower and shall be binding upon and enforceable against the Borrower to the same extent as if the same had been made directly by the Borrower.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

HEXION LLC

By:	/s/ Mark D. Bidstrup
	Name:	Mark D. Bidstrup
	Title:	Senior Vice President and Treasurer

HEXION INC.

By:	/s/ Mark D. Bidstrup
	Name:	Mark D. Bidstrup
	Title:	Senior Vice President and Treasurer

HEXION INTERNATIONAL HOLDINGS B.V.

By:	/s/ A.W.M. Mertens
	Name:	A.W.M. Mertens
	Title:	Director

By:	/s/ P.R. van Heel
	Name:	P.R. van Heel
	Title:	Director

[Signature Page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Tina Ruyter
	Name:	Tina Ruyter
	Title:	Executive Director

[Signature Page to Term Loan Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial Lender

By:	/s/ Judith Smith
	Name:	Judith Smith
	Title:	Authorized Signatory

By:	/s/ Lingzi Huang
	Name:	Lingzi Huang
	Title:	Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Senior Secured Term Loan Agreement, dated as of April 3, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HEXION LLC, a Delaware limited liability company (“Holdings”), HEXION INC., a New Jersey corporation (“Hexion”), HEXION INTERNATIONAL HOLDINGS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Borrower”), the LENDERS party thereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other parties named therein. Terms defined in the Credit Agreement are used herein with the same meanings.

1.    The Assignor (as defined below) hereby irrevocably sells and assigns, without recourse, to the Assignee (as defined below), and the Assignee hereby irrevocably purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (the “Effective Date”) (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(b)(iv) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

2.    By executing and delivering this Assignment and Acceptance, the Assignor and the Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) the Assignor warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; (ii) except as set forth in clause (i) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of Holdings, Hexion, the Borrower or any Subsidiary or Affiliate or any other person obligated in respect of any Loan Document or any other instrument or document furnished pursuant thereto or the performance or observance by Holdings, Hexion, the Borrower or any Subsidiary or Affiliate or any other person of any of their respective obligations under the Credit

Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; (iii) the Assignee represents and warrants that (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (b) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender; (iv) the Assignee confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.05 of the Credit Agreement (or delivered pursuant to Section 5.04 of the Credit Agreement), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and has made such analysis and decision independently and without reliance on any Agent, the Assignor or any other Lender; (v) the Assignee will independently and without reliance upon any Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (vi) the Assignee appoints and authorizes the Administrative Agent and the Collateral Agent, as applicable, to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms of the Loan Documents, together with such powers as are reasonably incidental thereto; (vii) the Assignee ratifies and confirms all declarations and acts given and made by each Agent on its behalf; and (viii) the Assignee hereby agrees that it will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. From and after the Effective Date, (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and the other Loan Documents and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

3.    Pursuant to Section 9.04(b)(ii)(B), this Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if required by Section 9.04(b)(ii)(B) of the Credit Agreement, a processing and recordation fee of $3,500, (ii) any applicable forms referred to in Section 2.17 of the Credit Agreement, duly completed and executed by such Assignee and (iii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire.

4.    This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

2

Date of Assignment:

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):

Assignee’s Address for Notices:

Effective Date of Assignment:

Facility/Class	Principal Amount of Commitments/Loans Assigned[1]	Percentage Assigned of Commitment/Loans (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments/Loans of all Lenders thereunder)

Term Facility Commitment/Loans	$	%

If the Assignee is not already a Lender under the Credit Agreement, the Assignee shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material nonpublic information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

[Remainder of page intentionally left blank; signature pages follow.]

1 Amount of Commitments and Loans assigned is governed by Section 9.04 of the Credit Agreement.

3

The terms set forth above are hereby agreed to: , as Assignor by:
Name:
Title:

, as Assignor

by:
Name:
Title:

Accepted:[2] [JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:][3]

[HEXION INC.

By:
Name:
Title:][4]

2 To be completed to the extent consents are required under Section 9.04(b)(i) of the Credit Agreement.

3 Consent of the Administrative Agent shall not be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

4 Consent of Hexion shall not be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or, if an Event of Default has occurred and is continuing, any other person.

4

EXHIBIT C

FORM OF BORROWING REQUEST

Date:    [___]

To:    JPMorgan Chase Bank, N.A

Ladies and Gentlemen:

Reference is made to the Senior Secured Term Loan Agreement, dated as of April 3, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hexion LLC, Hexion Inc., Hexion International Holdings B.V. (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions party thereto. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. This notice constitutes a Borrowing Request, and the Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	The proposed Borrowing will be a Borrowing of Term Loans.

2.	The aggregate amount of the proposed Borrowing is: $[____].[1]

3.	The Business Day of the proposed Borrowing is: [___], 20__.

4.	The proposed Borrowing is comprised of $[___] of [Eurocurrency][ABR] Loans.

5.	[The duration of the Interest Period for the Eurocurrency Loans, if any, included in the proposed Borrowing shall be [____ (_)][2] month LIBOR (i.e., such Interest Period shall end on [____], 20__).]

6.	The location and number of the Borrower’s account to which the proceeds of the proposed Borrowing are to be disbursed is [BANK NAME], Account No:

[_____]; ABA No: [_____].

1 Must be an aggregate amount that is an integral multiple of the Borrowing Multiple (in the case of Eurocurrency Loans, $500,000 and in the case of ABR Loans, $100,000) and at least the Borrowing Minimum (in the case of Eurocurrency Loans, $1,000,000 and in the case of ABR Loans, $500,000).

2 1, 2, 3 or 6 months (or 12 months, if at the time of the relevant Borrowing, all relevant Lenders consent to such Interest Periods or any shorter period, if consented to by the Administrative Agent).

This Borrowing Request is issued pursuant to and is subject to the Credit Agreement executed as of the date set forth above. The Borrower hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied.

[Remainder of page intentionally left blank; signature page follows]

3

Very truly yours,

BORROWER:

HEXION INTERNATIONAL HOLDINGS B.V.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to the Borrowing Request (Term Loan)]